Exhibit 4.53

Private and Confidential

DATED 17 February 2016

KAMSARMAX ONE SHIPPING LTD
        as Borrower

and

NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Lender

and

NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Agent and Security Trustee

and

NORDDEUTSCHE LANDESBANK GIROZENTRALE
as Swap Bank

___________________________________

FACILITY AGREEMENT FOR A USD16,560,000

TERM LOAN FACILITY
____________________________________

INCE & CO
PIRAEUS

Index

Clause		Page
1	Purpose, Definitions, Construction & Majority Lenders	1
2	The Available Commitment and Cancellation	16
3	Interest and Interest Periods	18
4	Repayment and prepayment	20
5	Fees and expenses	23
6	Payments and taxes; accounts and calculations	24
7	Representations and warranties	28
8	Undertakings	33
9	Conditions	45
10	Events of Default	46
11	Indemnities	50
12	Unlawfulness, increased costs and bail-in	51
13	Application of moneys, set off, pro-rata payments and miscellaneous	53
14	Accounts and retentions	56
15	Assignment, transfer and lending office	58
16	Agent and Security Trustee	62
17	Notices and other matters	73
18	Governing law	74
19	Jurisdiction	74
Schedule 1 The Lenders and their Commitments		77
Schedule 2 Form of Drawdown Notice		78
Schedule 3 Conditions precedent		79
Schedule 4 Form of Transfer Certificate		84
Schedule 5 Form of Trust Deed		88
Schedule 6 Form of Compliance Certificate		89

THIS AGREEMENT dated 17 February 2016 is made BY and BETWEEN:
(1)	KAMSARMAX ONE SHIPPING LTD	as Borrower;

(2)	NORDDEUTSCHE LANDESBANK GIROZENTRALE as Lender; and

(3)	NORDDEUTSCHE LANDESBANK GIROZENTRALE as Agent and Security Trustee; and
(4)	NORDDEUTSCHE LANDESBANK GIROZENTRALE as Swap Bank.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1	PURPOSE, DEFINITIONS, CONSTRUCTION & MAJORITY LENDERS
1.1	Purpose
This Agreement sets out the terms and conditions on which Norddeutsche Landesbank Girozentrale agrees to make available to the Borrower a loan in an amount not exceeding the lesser of (a) sixteen million five hundred and sixty thousand Dollars (USD16,560,000) and (b) 69% of the Valuation Amount of the Vessel (to be determined no more than two weeks prior to the Drawdown Date), in two advances to be drawn simultaneously for the purpose of part-financing the acquisition cost of a 82,000 dwt kamsarmax bulker which is to be constructed by the Builder for the Seller, and purchased by, the Borrower.
1.2	Definitions
In this Agreement, unless the context otherwise requires:
“Account Bank” means Norddeutsche Landesbank Girozentrale, acting for the purposes of this Agreement through its office at Friedrichswall 10, 30159 Hannover, Germany (or of such other address as may last have been notified to the other parties to this Agreement) or such other bank as may be designated by the Agent as the Account Bank for the purposes of this Agreement and which is of a rating acceptable to the Lenders, in their sole discretion;
“Accounts Pledge” means a first priority charge required to be executed hereunder between the Borrower and the Security Trustee in respect of the Earnings Account, the Retention Account and the Drydock Reserve Account in such form as the Agent and the Majority Lenders may require in their sole discretion;
“Advance A” means the advance in the amount of fourteen million Dollars (USD14,000,000) or, as the context requires, the amount thereof outstanding from time to time;
“Advance B” means the advance in the amount of two million five hundred and sixty thousand Dollars (USD2,560,000) or, as the context requires, the amount thereof outstanding from time to time;
“Advances” means together, Advance A and Advance B and, in the singular, means either of them;
“Agent” means Norddeutsche Landesbank Girozentrale, acting for the purposes of this Agreement through its office at Friedrichswall 10, 30159 Hannover, Germany (or of such other address as may last have been notified to the other parties to this Agreement) or such other person as may be appointed as agent by the Banks pursuant to clause 16.13;

 “Approved Broker” means each of Barry Rogliano Salles, Fearnleys A.S., Simpson Spence & Young Shipbrokers Ltd., Howe Robinson or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Agent and agreed with the Borrower;

“Approved Charterer” means AS Klaveness Chartering of Norway;
“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in, Athens, London, Hannover and New York City (or any other relevant place of payment under clause 6);
“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
“Bail-In Legislation” means, in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
 “Banks” means, together, the Agent, the Security Trustee, the Swap Bank, the Lenders and any Transferee Lenders;
“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;
“Borrower” means Kamsarmax One Shipping Ltd, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;
“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Agent at any time and from time to time as having been incurred by the Lenders or any of them in maintaining or funding their Contributions or in liquidating or re-employing fixed deposits acquired to maintain the same as a result of either:
(a)	any repayment or prepayment of the Loan or any part thereof otherwise than (i) in accordance with clause 4.1 or (ii) on an Interest Payment Date whether on a voluntary or involuntary basis or otherwise howsoever; or
(b)	as a result of the Borrower failing or being incapable of drawing the Loan after the Drawdown Notice has been given;
“Builder” means, together, Jiangsu Tianyuan Marine Import & Export Co., Ltd., Jiangsu Yangzijiang Shipbuilding Co., Ltd. and Jiangsu New Yangzi Shipbuilding Co., Ltd. of The People’s Republic of China;

 “Casualty Amount”  means seven hundred and fifty thousand Dollars (USD750,000) (or the equivalent in any other currency);
“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;
“Charter Assignment” means a specific assignment of the Required Charter and of each Extended Employment Contract required to be executed hereunder by the Borrower in favour of the Security Trustee (including any notices and/or undertakings associated therewith) in such form as the Agent and the Majority Lenders may require in their sole discretion;
“Classification” means, in relation to the Vessel, the highest class available for a vessel of her type with the relevant Classification Society;
“Classification Society” means any classification society (which, if requested by the Lenders, shall be a member of the International Association of Classification Societies) which the Lender has agreed shall be treated as the classification society in relation to the Vessel for the purposes of the relevant Vessel Security Documents;
“Code” means the US Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;
“Commercial Manager” means Euroseas Ltd., a company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and having its place of business at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece or Eurobulk (Far East) Ltd. Inc., a company incorporated in the Philippines with its principal office at 12th Floor Ma. Natividad Bldg., 470 TM Kalaw cor., Sts., Ermita, Manila, Philippines or  Eurobulk Ltd. a company incorporated in Liberia and having its branch office at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece or any other person appointed by the Borrower, with the prior written consent of the Agent (such consent not to be unreasonably withheld), as the commercial manager of the Vessel;
“Commitment” means, in relation to the Loan in relation to each Lender, the sum set out opposite its name in Schedule 1 or any replacement thereof, or otherwise pursuant to the terms of any relevant Transfer Certificate as the amount which, subject to the terms of this Agreement, it is obliged to advance to the Borrower hereunder in respect of the Loan Facility, in each case as such amount may have been reduced and/or cancelled under this Agreement;
“Compliance Certificate” means a certificate substantially in the form set out in schedule 7 signed by the chief financial officer of the Corporate Guarantor;
“Compulsory Acquisition” means, in respect of the Vessel, requisition for title or other compulsory acquisition including, if the Vessel is not released therefrom within 30 days, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) in each case by or on behalf of any Government Entity or other competent authority;
“Contribution” means, at any relevant time, in relation to each Lender, the principal amount of the Loan owing to such Lender at such time;

 “Corporate Guarantee” means the unconditional, irrevocable and on demand guarantee of the obligations of the Borrower under this Agreement, the Master Agreement and the other Security Documents required to be executed hereunder by the  Corporate Guarantor in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Corporate Guarantor” means Euroseas Ltd., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;
“Credit Support Document” has in relation to the Master Agreement, the meaning given to that expression therein;
“Credit Support Provider” means any person defined as such in the Master Agreement;
“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;
“Delivery Date” means the date on which title to and possession of the Vessel is transferred from the Seller to the Borrower under the MOA;
“Dollars” and “USD” mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);
“Drawdown Date” means any date being a Banking Day falling during the Drawdown Period on which the Loan is, or is to be, made available;
“Drawdown Notice” means a notice substantially in the form of Schedule 2;
“Drawdown Period” means the period commencing on the Execution Date and ending on the earliest of (a) 15 March 2016 (or such later date as the Agent may, with the authorisation of the Lenders, agree with the Borrower), (b) the Delivery Date and (c) any date on which (i) the amount of the Loan is equal to the Total Commitment or (ii) the Total Commitment is reduced to zero pursuant to clauses 10.2 or 12;
“Drydock Reserve Account” means an interest bearing USD account opened or to be opened with the Account Bank in the name of the Borrower designated “Kamsarmax One Shipping Ltd - Drydock Reserve Account” and includes any other account designated in writing by the Agent to be the Drydock Reserve Account for the purposes of this Agreement;
“Earnings” means all moneys whatsoever from time to time due or payable to the Borrower during the Facility Period arising out of the use or operation of the Vessel including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Borrower in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, and damages for breach (or payments for variation or termination) or any charterparty or other contract (including any contract of affreightment) for the employment of the Vessel;

 “Earnings Account” means an interest bearing USD account opened or to be opened with the Account Bank in the name of the Borrower designated “Kamsarmax One Shipping Ltd - Earnings Account” and includes any other account designated in writing by the Agent to be the Earnings Account for the purposes of this Agreement;
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;
“EIAPP Certificate” means the Engine International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;
“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person (excluding preferential payment rights granted by preferred shares);
“Environmental Affiliate” means any agent or employee of the Borrower, the Corporate Guarantor, the Managers, any other Security Party or any other person having a contractual relationship with the Borrower, the Corporate Guarantor, any Manager or any other Security Party in connection with the Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Vessel;
“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to the Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Vessel required under any Environmental Law;
“Environmental Claim” means (i) any claim by any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;
“Environmental Incident” means, regardless of cause, (i) any discharge or release of Environmentally Sensitive Material from the Vessel; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, a Manager and/or the Borrower and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than the Vessel and where the Vessel is actually or reasonably likely to be arrested as a result and/or where a Manager and/or the Borrower and/or the relevant Operator are actually or contingently at fault or allegedly and reasonably likely to be found at fault or otherwise howsoever liable to any administrative or legal action;
“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including,

without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;
“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;
“Event of Default” means any of the events or circumstances listed in clause 10.1;
“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;
“Extended Employment Contract” means any time charterparty, contract of affreightment or other contract of employment of the Vessel (including the entry of the Vessel in any pool) in a form and substance acceptable to the Agent which has a tenor of twelve (12) months or more (including any options to renew or extend such tenor);
“Facility Period” means the period starting on the date of this Agreement and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising have been irrevocably paid, performed and/or complied with in full to the satisfaction of the Lenders;
“FATCA” means:
(i)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(ii)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
(iii)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
“FATCA Application Date” means:
(i)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(ii)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or
(iii)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

 “FATCA Deduction” means a deduction or withholding from a payment under a Security Document required by or under FATCA;
“FATCA Exempt Party” means a party to a Security Document that is entitled to receive payments free from any FATCA Deduction;
“FATCA Protected Lender” means any Lender irrevocably designated as a FATCA Protected Lender by the Borrower by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent for the account of that Lender);
“Flag State” means the Marshall Islands or such other state or territory agreed by the Agent, at the request of the Borrower, as the “Flag State” for the Vessel for the purposes of the Security Documents;
“General Assignment”  means, in respect of the Vessel, the deed of assignment of its Earnings, Insurances and Requisition Compensation executed or to be executed by the Borrower in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion;
“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;
“Group” means the Corporate Guarantor and its subsidiaries;
“Group Member” means any member of the Group;
“IAPP Certificate” means the International Air Pollution Prevention Certificate issued or to be issued pursuant to Annex VI of the International Convention for the Prevention of Pollution from Ships, MARPOL 73/78 (Regulations for the Prevention of Air Pollution from Ships) in relation to the Vessel;
“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;
“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Facility Period in place or taken out or entered into by or for the benefit of the Borrower (whether in the sole name of the Borrower, or in the joint names of the Borrower and the Security Trustee or otherwise) in respect of the Vessel and her Earnings or otherwise howsoever in connection with the Vessel and all benefits thereof (including claims of whatsoever nature and return of premiums);
“Interest Payment Date” means the last day of an Interest Period and, if an Interest Period is longer than 6 months, the date falling at the end of each successive period of 6 months during such Interest Period starting from its commencement;
“Interest Period” means each period for the calculation of interest in respect of the Loan ascertained in accordance with the provisions of clause 3;

 “ISM Code Documentation” means the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to the Vessel within the periods specified by the ISM Code;
 “ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;
“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;
“Latest Accounts” means, in respect of any fiscal quarter or year of the Group, the latest quarterly unaudited consolidated financial statements or annual audited consolidated accounts of the Group required to be prepared pursuant to clause 8.1.6;
“Lenders”  means the banks listed in Schedule 1 and Transferee Lenders;
“Lending Branch” means, in respect of each Lender, its office or branch at the address set out beneath its name in Schedule 1 (or, in the case of a Transferee, in the Transfer Certificate to which it is a party as Transferee) or such other office or branch as any Lender shall from time to time select and notify through the Agent to the other parties to this Agreement;
“LIBOR” means the London Interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period at or about 11.00 a.m. on the relevant Quotation Day displayed on page LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters;
“Loan” means the aggregate principal amount in respect of the Loan Facility owing to the Lenders under this Agreement at any relevant time;
“Loan Facility” means the loan facility provided by the Lenders on the terms and subject to the conditions of this Agreement in the amount of up to USD16,560,000;
“Majority Lenders” means at any relevant time when there are two Lenders, both of them, and at any time when there are more than two Lenders, the Lenders whose Contributions exceed 75% of the Loan;
“Management Agreements” means, together, the agreements between the Borrower and the Managers, in a form previously approved in writing by the Agent (acting on the instructions of the Majority Lenders, such approval and instructions not to be unreasonably withheld);
“Managers” means together, the Commercial Manager and the Technical Manager;
“Manager’s Undertakings” means, collectively, the undertakings and assignments required to be executed hereunder by the Technical Manager and the Commercial Manager in favour of the Security Trustee in respect of the Vessel each in such form as the Agent and the Majority Lenders may require in their sole discretion and in the plural means both of them;

 “Margin” means 2.95% per annum;
“Master Agreement” means a 2002 ISDA Master Agreement (with Schedule thereto) made or to be made between the Lender and the Borrower;
“Master Agreement Security Deed” means the security deed in respect of the Master Agreement executed or to be executed by the Borrower in favour of the Lender in such form as the Lender may require;
“Material Adverse Effect” means in the opinion of the Majority Lenders a material adverse effect on (i) the Banks’ rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply on time with any of its obligations under any Security Document to which it is a party or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of the Borrower and/or the Corporate Guarantor;
“Maturity Date” means the earlier of (i) the date falling 7 years after the Delivery Date and (ii) 15 March 2023;
“MII & MAP Policy” means a mortgagee’s interest and pollution risks insurance policy (including additional perils (pollution) cover) in respect of the Vessel to be effected by the Security Trustee on the Drawdown Date to cover the Vessel as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Security Trustee in its sole discretion, insuring a sum not exceeding one hundred and twenty per cent (120%) of the aggregate of the Loan and the Swap Exposure in respect of mortgagee’s interest insurance and one hundred and twenty per cent (120%) of the aggregate of the Loan and the Swap Exposure in respect of additional perils cover;
“MOA” means the memorandum of agreement dated 31 March 2014 (as the same may be amended and/or supplemented form time to time) made between the Seller as seller and the Borrower as buyer for the sale by the Seller, and the purchase by the Borrower, of the Vessel for a contract price of USD30,500,000 plus supervision costs in the amount of USD275,000 and extras;
“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (a) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (b) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;
“Mortgage” means, in respect of the Vessel, the first preferred mortgage thereof required to be executed hereunder by the Borrower in favour of the Security Trustee, in such form as the Agent and the Majority Lenders may require in their sole discretion;
“Net Worth”  means by reference to the Latest Accounts, the Total Assets less Total Liabilities of the Group;

 “Operator” means any person who is from time to time during the Facility Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;
“Party” means a party to this Agreement;
“Permitted Encumbrance” means any Encumbrance in favour of the Banks or any of them  created pursuant to the Security Documents, any Encumbrance created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; Encumbrances arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made and Permitted Liens;
“Permitted Liens” means any lien on the Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Agent) exceeding the Casualty Amount (as defined in the Ship Security Documents) unless such person shall first have given to the Agent in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such works;
“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;
“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone (private or governmental) in any court, tribunal, public office or other forum whatsoever and wheresoever  (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);
“Prohibited Person”  means any person with whom transactions are currently prohibited or restricted under the United States of America sanctions administered by the United States of America Department of Treasury’s Office of Foreign Assets Control (OFAC), any other United States of America government sanction, export or procurement laws or any other sanctions or other such restrictions on business dealings imposed by a member state of the European Union, including a person on any list of restricted entities, persons or organisations published by the United States of America government, the United Nations or the European Union or any member state of the European Union, including without limitation:
(a)	the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List;
(b)	Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets;
(c)	the European Union Restricted Person Lists issued pursuant to Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005; and
(d)	the United Nations Consolidated List established and maintained by the 1267 Committee;

 “Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Banking Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days);
“Reference Banks” means the principal London offices of JP Morgan Chase, HSBC Bank Plc. and Bank of America, or such other banks as may be appointed by the Agent in consultation with the Borrower;
“Registry” means, in relation to the Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register the Vessel, the Borrower’s title thereto and the Mortgage under the laws and flag of the Flag State;
“Release Date” means the date, being a Banking Day falling during the Drawdown Period, on which the Loan is, or is to be, paid to the Seller or, at the Borrower’s request, to the Builder;
“Repayment Dates” means, subject to clause 6.3, each of the dates falling at six-monthly intervals after the Delivery Date, up to and including the date falling 84 months after such date;
“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity, central bank or other self-regulating or supra-national authority in order to enable the Borrower lawfully to borrow the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;
“Required Charter” means the time charter made or to be made between the Borrower and the Approved Charterer as charterer of the Vessel for a period of four years (plus/minus 30 days in the Approved Charterer’s option) plus one year (plus/minus 30 days in the Approved Charterer’s option) in the Approved Charterer’s option, starting on the Delivery Date, and at a gross daily charterhire of USD14,100 for the first four years and USD14,350 for the optional year;
“Required Security Amount” means the amount in USD (as certified by the Agent) which is, for as long as the Vessel is employed under the Required Charter or any Extended Employment Contract at a rate of hire and for a duration acceptable to the Lenders, 125% of the aggregate of the Loan and the Swap Exposure and at all other times, 130% of the aggregate of the Loan and the Swap Exposure;
“Requisition Compensation” means all moneys or other compensation from time to time payable during the Facility Period by reason of Compulsory Acquisition of the Vessel;
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;
“Retention Account” means an interest bearing USD account opened or to be opened with the Account Bank in the name of the Borrower designated “Kamsarmax One Shipping Ltd -

Retention Account” and includes any other account designated in writing by the Agent to be the Retention Account for the purposes of this Agreement;

“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:
(a)	one sixth (1/6th) of the repayment instalment falling due for payment pursuant to clause 4.1.1 (as the same may have been reduced by any prepayment) on the next Repayment Date after the relevant Retention Date; and
(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the Loan during and at the end of each Interest Period current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;
“Retention Dates” means the date falling thirty (30) days after the Delivery Date and each of the dates falling at monthly intervals after such date and prior to the Maturity Date;
“Security Documents” means this Agreement, the Master Agreement, the Master Agreement Security Deed, the Mortgage, the Corporate Guarantee, the General Assignment, the Charter Assignment, the Accounts Pledge, the Manager’s Undertakings, the Shares Pledge, any Tripartite Deed and any other documents as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to govern and/or secure all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrower pursuant to this Agreement and/or the Master Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);
“Security Party” means the Borrower, the Corporate Guarantor, the Managers or any other person who may at any time be a party to any of the Security Documents (other than the Banks);
“Security Trustee” means Norddeutsche Landesbank Girozentrale, acting for the purposes of this Agreement through its office at Friedrichswall 10, 30159 Hannover, Germany (or of such other address as may last have been notified to the other parties to this Agreement pursuant to clause 17.2.3) or such other person as may be appointed as Security Trustee and trustee by the Banks pursuant to clause 16.14;
“Security Value” means the amount in USD (as certified by the Agent) which is, at any relevant time, the aggregate of (a) the Valuation Amount of the Vessel as most recently determined in accordance with clause 8.2.2 (b) the balance standing to the credit of the Drydock Account and (c) the net realizable market value of any additional security for the time being actually provided to the Lenders pursuant to clause 8.2.1(b) it being agreed however that in case of additional security in the form of cash in Dollars, the same will be valued on a Dollar for Dollar basis;
“Seller” means Klaveness Bulk AS of Norway;
“Shares Pledge” means the pledge of the shares of and in the Borrower to be executed by the Corporate Guarantor in favour of the Security Trustee in such form as the Agent and the Majority Lenders may require in their sole discretion;

“Shipbuilding Contract” means the contract dated 31 August 2013 (as amended by a novation agreement dated 25 September 2013, and addendum no.1 dated 18 October 2013 and an addendum no. 2 dated 24 September 2015 and as the same may be further amended and/or supplemented from time to time) made between the Builder as seller and the Seller as buyer for the construction by the Builder, and the purchase by the Seller, of the Vessel;
“Ship Security Documents” means, in relation to the Vessel, the Mortgage, the General Assignment, any Charter Assignment, any Tripartite Deed and the Manager’s Undertakings in respect thereof;
“Swap Bank” means Norddeutsche Landesbank Girozentrale, acting for the purposes of this Agreement through its office at Friedrichswall 10, 30159 Hannover, Germany (or of such other address as may last have been notified to the other parties to this Agreement);
“Swap Exposure”  means, as at any relevant date the amount certified by the Swap Bank to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date (as therein defined) had occurred on the relevant date in relation to all continuing Transactions (as therein defined) entered into between the Borrower and the Swap Bank;
“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);
“Technical Manager” means Euroseas Ltd., a company incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and having its place of business at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece or Eurobulk (Far East) Ltd. Inc., a company incorporated in the Philippines with its principal office at 12th Floor Ma. Natividad Bldg., 470 TM Kalaw cor., Sts., Ermita, Manila, Philippines or  Eurobulk Ltd. a company incorporated in Liberia and having its branch office at 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece or any other person appointed by the Borrower, with the prior written consent of the Agent (such consent not to be unreasonably withheld), as the technical manager of the Vessel;
“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with International Financial Reporting Standards or US GAAP provided that the value of any ship shall be the value thereof calculated in accordance with Clause 8.2.2 and not as set out in the Latest Accounts;
 “Total Commitment” means, at any relevant time, the aggregate of the Commitments of all the Lenders at such time (being the aggregate of the sums set out opposite their names in Schedule 1);
“Total Loss” means, in relation to the Vessel:
(c)	actual, constructive, compromised or arranged total loss of the Vessel; or

(d)	Compulsory Acquisition; or
(e)	any hijacking, piracy, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel not falling within the definition of Compulsory Acquisition, unless the Vessel be released and restored to the Borrower within sixty (60) days after such incident;
“Transaction” means a Transaction as defined in the Master Agreement;
 “Transfer Certificate” means a certificate in substantially the form set out in Schedule 4;
“Transferee Lender” has the meaning ascribed thereto in clause 15.3;
“Transferor Lender” has the meaning ascribed thereto in clause 15.3;
“Tripartite Deed” means, if the Vessel is subject to a bareboat charter, a deed containing (inter alia) an assignment of the relevant charterer’s interest in the insurances of the Vessel, required to be executed by Borrower and the relevant charterer in favour of the Lender in such form as the Lender may require in its sole discretion;
“Trust Deed” means a trust deed in the form, or substantially in the form, set out in Schedule 5;
“Trust Property” means (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Banks or any of them under or pursuant to the Security Documents (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Bank in the Security Documents), (ii) all moneys, property and other assets paid or transferred to or vested in any Bank (or anyone else on such Bank’s behalf) or received or recovered by any Bank (or anyone else on such Bank’s behalf) pursuant to, or in connection with, any of the Security Documents whether from any Security Party or any other person and (iii) all moneys, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Bank (or anyone else on such Bank’s behalf) in respect of the same (or any part thereof);
“Underlying Documents” means, together, the MOA, the Required Charter, the Management Agreements, any Extended Employment Contract;
“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the opinion of the Agent become the subject of a notification by the Agent to the Borrower under clause 12.1;
“US” means the United States of America;
“Valuation Amount” means the value of the Vessel as most recently determined under clause 8.2.2;
“Vessel” means the Kamsarmax bulk carrier of approximately 82,000 dwt under construction by the Builder for the Seller with Builder’s Hull No. YZJ2013-1116 and IMO No. 9711133 and to be purchased by the Borrower from the Seller pursuant to the MOA and registered on the flag of the Flag State with the name “XENIA”; and

“Write-down and Conversion Powers” means, in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule.
1.3	Construction
In this Agreement, unless the context otherwise requires:
1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;
1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules and any supplemental agreements executed pursuant hereto;
1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;
1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority (including, without limitation, any regulation implementing or complying with (1) the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”), and/or (2) “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Basel III: A global regulatory framework for more resilient banks and banking systems”, published by the Basel Committee on Banking Supervision in December 2010, in the form existing on the date of this Agreement (“Basel III”) and (3) any other law or regulation which, at any time and from time to time, implements and/or amends and/or supplements and/or re-enacts and/or supersedes, whether in whole or in part, Basel II and/or Basel III, and whether such implementation, application or compliance is by a Government Entity, a lender or any company affiliated to it);
1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to a Lender shall also include a Transferee Lender;
1.3.6	words importing the plural shall include the singular and vice versa;
1.3.7	references to a time of day are, unless otherwise stated, to London time;
1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;
1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;
1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Agent or the Security Trustee as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrower except for manifest error;
1.3.12	if any document, term or other matter or thing is required to be approved, agreed or consented to by any of the Banks such approval, agreement or consent must be obtained in writing unless the contrary is stated;
1.3.13	time shall be of the essence in respect of all obligations whatsoever of the Borrower under this Agreement, howsoever and whensoever arising;
1.3.14	and the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.
1.4	Accounting terms and references to currencies
Currencies are referred to in this Agreement by the three letter currency codes (ISO 4217) allocated to them by the International Organisation for Standardisation.
1.5	Contracts (Rights of Third Parties Act) 1999
Except for clause 19, no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.
1.6	Majority Lenders
Where this Agreement or any other Security Document provides for any matter to be determined by reference to the opinion of the Majority Lenders or to be subject to the consent or request of the Majority Lenders or for any decision or action to be taken on the instructions in writing of the Majority Lenders, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders with a Commitment and/or Contribution shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of such Lenders shall have given or issued such opinion, consent, request or instructions but so that (as between the Borrower and the Banks) the Borrower shall be entitled to assume that such notice shall have been duly received by each relevant Lender and that the relevant majority shall have been obtained to constitute Majority Lenders whether or not this is in fact the case.
2	THE AVAILABLE COMMITMENT AND CANCELLATION
2.1	Agreement to lend
The Lenders, relying upon each of the representations and warranties in clause 7, agree to provide to the Borrower upon and subject to the terms of this Agreement, a loan facility in an amount not exceeding the lesser of (a) sixteen million five hundred and sixty thousand Dollars (USD16,560,000) and (b) 69% of the Valuation Amount of the Vessel (to be determined no more than three weeks prior to the Drawdown Date), for the purpose of part-financing the purchase of the Vessel by the Borrower, by making Advance A and Advance B available simultaneously.

Subject to the terms of this Agreement, the obligations of the Lenders shall be to contribute to each Advance the proportion to each Advance which their respective Commitments bear to the  Total Commitment on the Drawdown Date.

2.2	Obligations several
The obligations of the Lenders under this Agreement are several according to their respective Commitments and/or Contributions. The failure of any Lender to perform such obligations shall not relieve any other party to this Agreement of any of its respective obligations or liabilities under this Agreement nor shall any Bank be responsible for the obligations of any other Bank (except for its own obligations, if any, as a Lender) under this Agreement.
2.3	Interests several
Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Lenders) the interests of the Banks are several and the amount due to any Bank is a separate and independent debt.  Each Bank shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any Proceedings for this purpose.
2.4	Drawdown
2.4.1	On the terms and subject to the conditions of this Agreement, the Loan shall be advanced to the Borrower on the Drawdown Date following receipt by the Agent from the Borrower of a Drawdown Notice not later than 11:00 a.m. Hannover time on the third Banking Day before the proposed Drawdown Date.
2.4.2	The Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 3.6, be irrevocable.
2.5	Limitation and application of the Loan
2.5.1	The amount of the Loan shall not exceed the lesser of (i) 69% of the Valuation Amount of the Vessel (to be determined no more than three weeks prior to the Drawdown Date) (the “Maximum Loan Amount”) and (ii) USD16,560,000.
2.5.2	If on the Drawdown Date the Maximum Loan Amount is less than USD16,560,000 the Total Commitment shall be reduced by an amount equal to the shortfall by reducing first the amount of Advance B and thereafter the amount of Advance A.
2.6	Availability
Upon receipt of a Drawdown Notice complying with the terms of this Agreement, the Agent shall promptly notify each Lender and each Lender shall make available to the Agent its portion of the Loan for payment by the Agent in accordance with clause 6.2.  The Borrower acknowledges that payment of the Loan to the account referred to in the Drawdown Notice shall satisfy the obligation of the Lenders to lend the Loan to the Borrower under this Agreement.
2.7	Cancellation in changed circumstances

The Borrower may also at any time during the Facility Period by notice to the Agent (effective only on actual receipt) prepay and cancel with effect from a date not less than ten (10) Banking Days after receipt by the Agent of such notice, the whole but not part only, but without prejudice to the Borrower’s obligations under clauses 6.6 and 12, of the Contribution and Commitment (if any) of any Lender to which the Borrower shall have become obliged to pay additional amounts under clause 12 or clause 6.6. Upon any notice of such prepayment and cancellation being given, the Commitment of the relevant Lender shall be reduced to zero, the Borrower shall be obliged to prepay the Contribution of such Lender and such Lender’s related costs (including but not limited to Break Costs, if any) but without any premium or penalty on the next Interest Payment Date and such Lender shall be under no obligation to participate in the Loan.

2.8	Use of proceeds
Without prejudice to the Borrower’s obligations under clause 8.1.4, no Bank shall have any responsibility for the application of the proceeds of the Loan or any part thereof by the Borrower.
3	INTEREST AND INTEREST PERIODS
3.1	Normal interest rate
The Borrower must pay interest on the Loan in respect of each Interest Period on each Interest Payment Date at the rate per annum determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR for such period.
3.2	Selection of Interest Periods
Each Interest Period shall have a duration of:
(a)	6 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Hannover time) 2 Banking Days before the commencement of such Interest Period if no such other period is agreed by the Borrower and the Agent in accordance with paragraph (b); or
(b)	such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower.
3.3	Determination of Interest Periods
Subject to Clauses 3.3.1 and 3.4 every Interest Period shall be of the duration agreed pursuant to clause 3.2 but so that:
3.3.1	the first Interest Period shall start on the Drawdown Date, and each subsequent Interest Period shall start on the last day of the previous Interest Period;
3.3.3	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date the Loan shall be divided into parts so that there is one part in the amount of the repayment instalment due on such Repayment Date and having an Interest Period ending on the relevant Repayment Date and another part in the amount of the balance of the Loan having an Interest Period ascertained in accordance with clause 3.2 and the other provisions of this clause 3.3.

3.4	Default interest

If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 3.4) on its due date for payment under any of the Security Documents (other than the Master Agreement), the Borrower must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 3.4.  The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than six (6) months as selected by the Agent each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) two per cent (2%) per annum, (b) the Margin and (c) LIBOR for such periods.  Such interest shall be due and payable on demand, or, if no demand is made, then on the last day of each such period as determined by the Agent and on the day on which all amounts in respect of which interest is being paid under this Clause are paid, and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable by reason of a declaration by the Agent under clause 10.2.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2.1(a) or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Agent shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two per cent (2%) above the rate applicable thereto immediately before it shall have become so due and payable.  If, for the reasons specified in clause 3.6.1, the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 3.4, each Lender shall promptly notify the Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Agent to be two per cent (2%) per annum above the aggregate of the Margin and the arithmetic mean of the cost of funds to the Lenders compounded at such intervals as the Agent selects.
3.5	Notification of Interest Periods and interest rate
The Agent agrees to notify (i) the Lenders promptly of the duration of each Interest Period and (ii) the Borrower and the Lenders promptly of each rate of interest determined by it under this clause 3.
3.6	Market disruption
3.6.1	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin; and
(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.
3.6.2	In this Agreement “Market Disruption Event” means that:

(a)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined and none of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars for the relevant Interest Period; or
(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed thirty five per cent. of the Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
3.7	Alternative basis of interest or funding
3.7.1	If a Market Disruption Event occurs and the Agent or Borrower so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.
3.7.2	Any substitute or alternative basis agreed pursuant to Clause 3.7.1 above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
3.7.3	If a Market Disruption Event occurs before the Loan is made available, the Lenders’ obligation to make the Loan available shall be suspended while the circumstances giving rise to the Market Disruption Event continue.
3.7.4	If the Borrower does not agree with an interest rate set by the Agent under Clause 3.7.1 the Borrower may give the Agent not less than five (5) Banking Days’ notice of its intention to prepay the Loan or, as the case may be, the affected Lender’s Contribution, at the end of the next Interest Period.
3.7.5	A notice under Clause 3.7.4 shall be irrevocable. The Agent shall promptly notify the Lenders or (as the case may require) the affected Lender of the Borrower’s notice of intended prepayment; and:
(a)	on the date on which the Agent serves that notice, the Total Commitment or (as the case may require) the Commitment of the affected Lender shall be cancelled; and
(b)	at the end of the next Interest Period, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the affected Lender’s Contribution, together with accrued interest thereon at the rate certified by the Agent and notified to the Borrower as being a reasonable interest reflecting the cost to the Lenders or, as the case may be, the affected Lender, of funding the Loan during the period ending on the date of such prepayment, plus the Margin.
4	REPAYMENT AND PREPAYMENT
4.1	Repayment
4.1.1	Subject as otherwise provided in this Agreement, the Borrower must repay:
(a)	Advance A by fourteen (14) semi-annual instalments of four hundred and sixty seven thousand Dollars (USD467,000) each, one such instalment to be repaid on each of the Repayment Dates, and a balloon instalment of seven million four hundred and sixty two thousand Dollars (USD7,462,000) (the “Balloon Instalment”) to be repaid on the final Repayment Date; and

(b)	Advance B by eight (8) semi-annual instalments of three hundred and twenty thousand Dollars (USD320,000) each, one such instalment to be repaid on each of the Repayment Dates.
If the Commitment in respect of Advance B is not drawn in full, the amount of each repayment instalment for Advance B shall be reduced proportionately and if the Commitment in respect of Advance A is not drawn in full, the amount of each repayment instalment for Advance A shall be reduced in inverse order of maturity, commencing with the Balloon Instalment.
4.1.2	The Borrower shall on the Maturity Date also pay to the Agent and the Lenders all other amounts in respect of interest or otherwise then due and payable under this Agreement and the Security Documents.
4.2	Voluntary prepayment
Subject to clauses 4.5 and 4.6 the Borrower may prepay the Loan in whole or part (such part being in an amount of five hundred thousand Dollars (USD500,000) or any larger sum which is an integral multiple of such amount) on any Interest Payment Date relating to the part of the Loan to be repaid without (subject to Clause 4.5.3) premium or penalty.
4.3	Mandatory Prepayment on Total Loss
On the date falling one hundred and twenty (120) days after that on which the Vessel became a Total Loss or, if earlier, on the date upon which the insurance proceeds are, or Requisition Compensation is, received by the Borrower (or the Security Trustee or any other Bank pursuant to the Security Documents), the Borrower must prepay the Loan in full and all other sums outstanding and owing to the Banks under this Agreement and the Security Documents at that time.
4.3.1	Interpretation
For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of the Vessel, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;
(b)	in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of the Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;
(c)	in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;
(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and
(e)	in the case of hijacking, piracy, theft, condemnation, capture, seizure, arrest, detention or confiscation of the Vessel (other than within the definition of Compulsory Acquisition), which deprives the Borrower of the use of the Vessel for more than sixty (60) days, upon the expiry of such sixty (60) day period.

4.4	Mandatory prepayment on sale of the Vessel
On the date of completion of the sale of the Vessel the Borrower must prepay the Loan in full and all other sums outstanding and owing to the Banks under this Agreement and the Security Documents at that time.
4.5	Amounts payable on prepayment
Any prepayment of all or part of the Loan under this Agreement shall be made together with:
4.5.1	accrued interest on the amount to be prepaid to the date of such prepayment;
4.5.2	any additional amount payable under clauses 3.5, 6.6 or 12.2;
4.5.3	if any prepayment of the Loan is made under clause 4.2 or 4.4 prior to the second anniversary of the Drawdown Date, a prepayment fee of 1% of the amount so prepaid; and
4.5.4	all other sums payable by the Borrower to the Banks under this Agreement or any of the other Security Documents including, without limitation any Break Costs.
4.6	Notice of prepayment; reduction of maximum loan amount
4.6.1	No prepayment may be effected under clause 4.2 unless the Borrower shall have given the Agent at least ten (10) Banking Days prior written notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrower to make such prepayment on the date specified.
4.6.2	Subject to the other provisions of this Agreement and in particular Clause 2.6, no amount repaid or prepaid under this Clause 4 in respect of the Loan may be reborrowed.
4.6.3	Any amounts prepaid pursuant to clause 4.2 shall be applied pro rata against the Advances in reducing the repayment instalments (a) in the case of Advance A, in inverse order of maturity, starting with the Balloon Instalment and (b) in the case of Advance B, pro rata.
4.6.4	The Borrower may not prepay any part of the Loan except as expressly provided in this Agreement.
4.7	Master Agreement, Repayments and Prepayments
4.7.1	If less than the full amount of the Loan remains outstanding following a prepayment and the Swap Bank agrees, following a written request of the Borrower, that the Borrower may maintain all or part of a Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrower shall within fifteen (15) days of being notified by the Swap Bank of such requirement, provide the Swap Bank with such additional security as shall be adequate to secure the performance of such Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Swap Bank may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

4.7.2	The Borrower shall on the first written demand of the Swap Bank indemnify the Swap Bank in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Swap Bank as a consequence of or in relation to the effecting of any matter or transactions referred to in this clause 4.7.
5	FEES AND EXPENSES
5.1	Commission
5.1.1	The Borrower agrees to pay to the Agent for the account of the Lenders pro rata in accordance with their respective Commitments on the Execution Date and each of the dates falling at three (3) monthly intervals after the Execution Date until the end of the Drawdown Period and on the last day of the Drawdown Period commitment commission computed from 18 December 2015 at a rate of zero point seven five per cent (0.75%) per annum on the daily amount of the undrawn Loan Facility.
5.1.2	The commission referred to in clause 5.1.1 must be paid by the Borrower to the Agent, whether or not any part of the Total Commitment is ever advanced and shall be non-refundable.
5.2	Structuring Fee
The Borrower shall pay to the Agent for its own account on the Execution Date a non-refundable structuring fee of USD165,600.
5.3	Administration fee
The Borrower shall pay to the Agent for its own account on the Execution Date and annually thereafter an administration fee of USD2,500.
5.4	Cancellation fee
The Borrower shall pay to the Agent on the earliest of (i) the Drawdown Date and (ii) last day of the Drawdown Period a cancellation fee of 1% of the amount of the Total Commitment which the Borrower has voluntarily cancelled or voluntarily not drawn.
5.5	Expenses
The Borrower agrees to reimburse the Banks on a full indemnity basis on demand all expenses and/or disbursements whatsoever (including without limitation legal expenses and expenses related to the provision of legal and insurance opinions referred to in Schedule 3) certified by the Banks or any of them as having been incurred by them from time to time:
5.5.1	in connection with the negotiation, preparation, execution (even if the transactions contemplated hereby do not materialise for any reasons attributable to the Borrower) and, where relevant, registration of the Security Documents and of any actual amendment, or indulgence or the granting of any waiver or consent howsoever in connection with, any of the Security Documents (including legal fees); and
5.5.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretions under any of the Security Documents, or in consideration of the Banks’ rights thereunder or any action proposed or taken following the occurrence of a Default which is continuing or otherwise in respect of the moneys owing under any of the Security Documents, together with interest at the rate referred to in clause 3.4 from the date on which reimbursement of such expenses and/or disbursements were due following demand to the date of payment (as well after as before judgment).

5.6	Value added tax
All fees and expenses payable pursuant to this Agreement must be paid together with value added tax or any similar tax (if any) properly chargeable thereon in any jurisdiction.  Any value added tax chargeable in respect of any services supplied by the Banks or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.
5.7	Stamp and other duties
The Borrower must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by any of the Banks but excluding any FATCA Deduction) imposed on or in connection with any of the Underlying Documents, the Security Documents or the Loan and agree to indemnify the Banks or any of them against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.
6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS
6.1	No set-off or counterclaim
All payments to be made by the Borrower under any of the Security Documents must be made in full, without any set off or counterclaim whatsoever and, subject as provided in clause 6.6, free and clear of any deductions or withholdings, in USD on or before 11:00 am New York time on the due date in freely available funds to such account at such bank and in such place as the Agent may from time to time specify for this purpose.  Save as otherwise provided in this Agreement or any other relevant Security Documents, such payments shall be for the account of all Lenders and the Agent shall distribute such payments in like funds as are received by the Agent to the Lenders rateably, in the proportions which their respective Contributions bear to the aggregate of the Loan on the date on which such payment is made.
6.2	Payment by the Lenders
All sums to be advanced by the Lenders to the Borrower under this Agreement shall be remitted in USD on the Drawdown Date to the account of the Agent at such bank as the Agent may have notified to the Lenders and shall be paid by the Agent on such date in like funds as are received by the Agent to the account specified in the Drawdown Notice.
6.3	Non-Banking Days
When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.
6.4	Calculations
All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year.

6.5	Currency of account
If any sum due from the Borrower under any of the Security Documents, or under any order or judgment given or made in relation thereto, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrower undertakes to indemnify and hold harmless each Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which each Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  Any amount due from the Borrower under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
6.6	Grossing-up for Taxes - by the Borrower
If at any time the Borrower must make any deduction or withholding in respect of Taxes (other than a FATCA Deduction) or deduction in respect of any duty, assessment or other charge or otherwise from any payment due under any of the Security Documents for the account of any Bank or if the Agent or the Security Trustee must make any deduction or withholding from a payment to another Bank or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrower in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower must indemnify each Bank against any losses or costs incurred by it by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. Provided however that if any Bank or the Agent or the Security Trustee shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrower and it actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the relevant Bank or the Agent or the Security Trustee, as the case may be, shall, subject to any laws or regulations applicable thereto, pay to the Borrower after such benefit is effectively received by the relevant Bank or the Agent or the Security Trustee, as the case may be, such amounts (which shall be conclusively certified by the Agent) as shall ensure that the net amount actually retained by the relevant Bank or the Agent or the Security Trustee, as the case may be, is equal to the amount which would have been retained if there had been no such deduction. The Borrower must promptly deliver to the Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.
This clause 6.6 does not apply to any sums due from the Borrower to the Lender under or in connection with the Master Agreement in respect of which sums the provisions of the Master Agreement shall apply.

6.7	Grossing-up for Taxes - by the Lenders
If at any time a Lender must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents for the account of the Agent or the Security Trustee, the sum due from such Lender in respect of such payment must be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Agent or, as the case may be, the Security Trustee receives on the due date for such payment (and retains free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and each Lender must indemnify the Agent and the Security Trustee against any losses or costs incurred by it by reason of any failure of such Lender to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.

6.8	Loan account
Each Lender shall maintain, in accordance with its usual practice, an account evidencing the amounts from time to time lent by, owing to and paid to it under the Security Documents.  The Agent and/or the Security Trustee shall maintain a control account showing the Loan and other sums owing by the Borrower under the Security Documents and all payments in respect thereof being made from time to time.  The control account shall, in the absence of manifest error, be prima facie evidence of the amount from time to time owing by the Borrower under the Security Documents.
6.9	Agent may assume receipt
Where any sum is to be paid under the Security Documents to the Agent or, as the case may be, the Security Trustee for the account of another person, the Agent or, as the case may be, the Security Trustee may assume that the payment will be made when due and the Agent or, as the case may be, the Security Trustee may (but shall not be obliged to) make such sum available to the person so entitled.  If it proves to be the case that such payment was not made to the Agent or, as the case may be, the Security Trustee, then the person to whom such sum was so made available must on request refund such sum to the Agent or, as the case may be, the Security Trustee together with interest thereon sufficient to compensate the Agent or, as the case may be, the Security Trustee for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Agent or, as the case may be, the Security Trustee for any and all loss or expense which the Agent or, as the case may be, the Security Trustee may sustain or incur as a consequence of such sum not having been paid on its due date.
6.10	Partial payments
If, on any date on which a payment is due to be made by the Borrower under any of the Security Documents, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Agent, the Security Trustee and the Lenders under any of the Security Documents, the Agent must apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:
6.10.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Agent and the Security Trustee under any of the Security Documents;

6.10.2	secondly, in or towards payment of any fees payable to the Agent or any of the other Banks under, or in relation to, the Security Documents which remain unpaid;
6.10.3	thirdly, in or towards payment to the Lenders, on a pro rata basis, of any accrued interest and interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;
6.10.4	fourthly, in or towards payment to the Lenders, on a pro rata basis, of any principal in respect of the Loan which shall have become due but remains unpaid and in or towards payment to the Swap Bank of any sum which shall have become due under the Master Agreement but remains unpaid;
6.10.5	fifthly, in or towards payment to the Lenders, on a pro rata basis, any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid; and
6.10.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).
The order of application set out in clauses 6.10.1 to 6.10.6 may be varied by the Agent if the Majority Lenders so direct, without any reference to, or consent or approval from, the Borrower.
6.11	FATCA
6.11.1	FATCA Information
(a)	Subject to subclause (c) below, each party to a Security Document shall, within ten (10) Banking Days of a reasonable request by another party to the Security Documents:
(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and
(ii)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru percentage” or other information required under the regulations of the US Treasury Department or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA.
(b)	If a party to any Security Document confirms to another party pursuant to subclause (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party and the Agent reasonably promptly.
(c)	Subclause (a) above shall not oblige any Lender to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that Lender, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Lender for purposes of this subclause (c).

(d)	If a party to any Security Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with subclause (a) above (including, for the avoidance of doubt, where subclause (c) above applies), then
(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Security Documents as if it is not a FATCA Exempt Party; and
(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Security Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.
6.11.2	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Agent and the other Banks.
7	REPRESENTATIONS AND WARRANTIES
7.1	Continuing representations and warranties
The Borrower represents and warrants to each Bank that:
7.1.1	Due incorporation
each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title;
7.1.2	Corporate power
each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder (if appropriate) and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrower to borrow or any other Security Party to  howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms and admissible in evidence and the Security Documents (other than the Corporate Guarantee) will create first priority Encumbrances;
7.1.4	No conflict with other obligations
the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party  or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;
7.1.5	No default
no Default has occurred;
7.1.6	No litigation or judgments
no Proceedings are current, pending or, to the knowledge of the officers of the Borrower, threatened against any of the Security Parties or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the ability of the Security Parties to perform their obligations under the Security Documents to which they are a party;
7.1.7	No filings required
except for the registration of the Mortgage in the relevant register under the laws of the Flag State through the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;
7.1.8	Required Authorisations and legal compliance
all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation to which any Security Party is subject;
7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgage and the Accounts Pledge), the choice of the law of the Flag State to govern the Mortgage, the choice of German law to govern the Accounts Pledge, the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity
no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;
7.1.11	Financial statements correct and complete
the latest audited and unaudited consolidated financial statements of the Corporate Guarantor in respect of the relevant financial year or quarter as delivered to the Agent present or will present fairly and accurately the consolidated financial position of the Corporate Guarantor as at the date thereof and the combined results of the operations of the Corporate Guarantor for the financial year ended on such date and, as at such date, neither the Borrower, nor the Corporate Guarantor nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;
7.1.12	Pari passu
the obligations of the Borrower under this Agreement and the Master Agreement are direct, general and unconditional obligations of the Borrower and rank pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower except for obligations which are mandatorily preferred by operation of law and not by contract;
7.1.13	Information/ Material Adverse Effect
all information, whatsoever provided by any Security Party to the Agent in connection with the negotiation and preparation of the Security Documents or otherwise provided hereafter in relation to, or pursuant to, this Agreement is, or will be, true and accurate in all material respects and not misleading, does or will not omit material facts and all reasonable enquiries have been, or shall have been, made to verify the facts and statements contained therein and there has not occurred any event which could have a Material Adverse Effect on any Security Party since such information was provided to the Agent; there are, or will be, no other facts the omission of which would make any fact or statement therein misleading;
7.1.14	No withholding Taxes
no Taxes anywhere are imposed whatsoever by withholding or otherwise on any payment to be made by any Security Party under the Underlying Documents or the Security Documents to which such Security Party is or is to be a party or are imposed on or by virtue of the execution or delivery by the Security Parties of the Underlying Documents or the Security Documents or any other document or instrument to be executed or delivered under any of the Security Documents;
7.1.15	Use of proceeds
the Borrower shall apply the Loan only for the purposes specified in clauses 1.1 and 2.1;

7.1.16            The Vessel

throughout the Facility Period (following the Delivery Date), the Vessel (and in relation to (a), her Earnings and Insurances in accordance with the requirements of, the Ship Security Documents) will, except as the Agent may otherwise permit in writing, be :
(a)	in the absolute sole, legal and beneficial ownership of the Borrower;
(b)	registered through the offices of the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;
(d)	classed with the relevant Classification free of any recommendations, qualifications or conditions of the Classification Society which have not been complied with in accordance with their terms;
(e)	insured in accordance with the Ship Security Documents; and
(f)	managed by the Managers in accordance with the terms of the Management Agreements;
7.1.17	Vessel’s employment
except with the prior written consent of the Lenders (such consent not to be unreasonably withheld or delayed), there will not be any agreement or arrangement whereby the Earnings of the Vessel may be shared or pooled howsoever with any other person, except for customary profit sharing provisions usually included in arm’s length charterparties at the time the Vessel is fixed;
7.1.18	Freedom from Encumbrances
neither the Vessel nor its Earnings, Insurances or Requisition Compensation nor the Earnings Account nor the Retention Account nor the Drydock Reserve Account nor any Extended Employment Contract in respect of the Vessel nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will be subject to any Encumbrance except Permitted Encumbrances;
7.1.19	Environmental Matters
except as may already have been disclosed by the Borrower in writing to, and acknowledged and accepted in writing by, the Agent:
(a)	the Borrower, the Corporate Guarantor, the Managers and the other Security Parties and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates, have complied with the provisions of all Environmental Laws;
(b)	the Borrower, the Corporate Guarantor, the Managers and the other Security Parties and, to the best of the Borrower’s knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

(c)	no Environmental Claim has been made or threatened or pending against the Borrower, the Corporate Guarantor, any Managers or any other Security Party, or, to the best of the Borrower’s knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and
(d)	there has been no Environmental Incident;
7.1.20	ISM and ISPS Code
the Borrower will comply with and continue to comply with and procure that the Technical Manager complies with and continues to comply with the ISM Code, the ISPS Code and all other statutory and other requirements relative to its business and in particular the Borrower or the Technical Manager will obtain and maintain a valid DOC and SMC for the Vessel and that it and the Technical Manager will implement and continue to implement an ISM SMS;
7.1.21	Copies true and complete
the Certified Copies of the constitutional documents of the Security Parties and the Certified Copies or originals of the Underlying Documents delivered or to be delivered to the Agent pursuant to clause 9.1 are, or will when delivered be, true and complete copies or, as the case may be, originals of such documents; and such documents constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there have been no amendments or variations thereof or defaults thereunder;
7.1.22	the Borrower is the ultimate beneficiary of the Loan;
7.1.23	the Borrower has not incurred any Indebtedness save under this Agreement or as otherwise disclosed to the Agent in writing;
7.1.24	the Corporate Guarantor and the Borrower have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject;
7.1.25	the Borrower does not have an office in England;
7.1.26	Prohibited Persons, unlawful activity
(a)	to the best of its knowledge, none of the shares in the Borrower nor in the Vessel are or will be at any time during the Facility Period legally owned and controlled by a Prohibited Person;
(b)	to the best of its knowledge, no Prohibited Person has or will have at any time during the Facility Period any legal or beneficial interest of any nature whatsoever in any of the shares of any of the Security Parties (other than in relation to the Corporate Guarantor); and
(c)	to the best of its knowledge, no title in any property or other assets subject to an Encumbrance created by a Security Document has been obtained in breach of any existing applicable law, statute, rule or regulation to which any Security Party is subject;
7.1.27	Insolvency

The Borrower is not unable or has not admitted inability to pay its debts as they fall due, has suspended making payments on any of its debts or has announced an intention to do so, is or has become insolvent; or has negative net worth (taking into account contingent liabilities), or has suffered the declaration of a moratorium in respect of any of its Indebtedness;

7.1.28	No business
the Borrower has not undertaken any business or employed any person or incurred any obligations in respect of any pension scheme, save in respect of the Master, officers and crew of the Vessel;
7.1.29	Ownership of Borrower
all the shares in the Borrower are legally owned and controlled by the Corporate Guarantor and are not held on trust for any third party;
7.1.30	Accounting reference date
the Borrower’s and the Corporate Guarantor’s accounting reference date is 31 December;
7.1.31	Manager
each Manager is fit and proper commercial or technical (as the case may be) manager of the Vessel with the sufficient and fully trained personnel, experience and ability to perform its obligations in accordance with all applicable laws and regulations and in accordance with first class international ship management practice; and
7.1.32	Anti-bribery
to the best of its knowledge and belief, none of the improper or illegal acts referred to in Clause 8.1.33 have occurred prior to the date of execution of this Loan Agreement.
7.2	Repetition of representations and warranties
On each day throughout the Facility Period, the Borrower shall be deemed to repeat the representations and warranties in clause 7 updated mutatis mutandis as if made with reference to the facts and circumstances existing on such day.
8	UNDERTAKINGS
8.1	General
The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will:
8.1.1	Notice of Default and Proceedings
promptly inform the Agent of (a) any Default and of any other circumstances or occurrence which might adversely affect the ability of any Security Party to perform its obligations on time under any of the Security Documents and (b) as soon as the same is instituted or threatened, details of any Proceedings involving any Security Party which could have a Material Adverse Effect on that Security Party and/or the operation of the Vessel (including, but not limited to any Total Loss of the Vessel or the occurrence of any Environmental Incident) and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing and no such Proceedings have been instituted or are threatened;

8.1.2	Authorisation
obtain or cause to be obtained, maintain in full force and effect and comply fully with all Required Authorisations, provide the Agent with Certified Copies of the same upon request and do, or cause to be done, all other acts and things which may from time to time be necessary or desirable under any applicable law (whether or not in the Pertinent Jurisdiction) for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;
8.1.3	Corporate Existence
ensure that each Security Party maintains its corporate existence as a body corporate duly organised and validly existing and in good standing under the laws of the Pertinent Jurisdiction;
8.1.4	Use of proceeds
use the Loan exclusively for the purposes specified in clauses 1.1 and 2.1;
8.1.5	Pari passu
ensure that its obligations under this Agreement and the Master Agreement shall at all times rank at least pari passu with all their other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;
8.1.6	Financial statements
send to the Agent (or procure that is sent):
(a)	as soon as possible, but in no event later than 180 days after the end of each of its financial years, annual audited (prepared in accordance with US GAAP by a first class international firm of accountants) consolidated financial statements of the Corporate Guarantor (commencing with the financial year ending 31 December 2014), together with updated details (in a form acceptable to the Agent) of all off-balance sheet and time-charter hire commitments of the Vessel;
(b)	as soon as possible, but in no event later than 120 days after the end of each 3 month period in each of its financial years, the unaudited consolidated financial statements of the Corporate Guarantor for that 3 month period;
8.1.7	Compliance Certificates
deliver to the Agent on the date on which the audited consolidated accounts are delivered under clause 8.1.6(a) a Compliance Certificate together with such supporting information as the Agent may reasonably require;
8.1.8	Financial Covenants

procure that

(a)	the Net Worth of the Group will at all times exceed USD30,000,000;
(b)	the Group maintains a market capitalisation of no less than USD15,000,000;
(c)	the Total Liabilities divided by the Total Assets shall at all times be less than 75%; and
(d)	the balance standing to the credit of the Earnings Account shall at no time fall below USD300,000;
8.1.9	Reimbursement of MII & MAP Policy premiums
reimburse each Bank on the Agent’s written demand the amount of the premium payable by such Bank for the inception or, as the case may be, extension and/or continuance of the MII & MAP Policy (against presentation of appropriate vouchers or invoices);
8.1.10	Provision of further information
provide the Agent, and procure that the Corporate Guarantor and the Managers shall provide the Agent, with such financial or other information concerning the Vessel, the Borrower, the Corporate Guarantor and their respective affairs and activities including, but not limited to, financial standing, Indebtedness, balance sheet, repayment schedules, operating expenses, charter arrangements, time-charter hire commitments and operations as the Agent or any Lender (acting through the Agent) may from time to time reasonably require and all other documentation and information as any Lender may from time to time require in order to comply with its, and all other relevant, know-your-customer  regulations or to be able to create its own financial model in respect of the Borrower and/or the Corporate Guarantor;
8.1.11	Obligations under Security Documents
duly and punctually perform each of the obligations expressed to be imposed or assumed by it under the Security Documents and the Underlying Documents and will procure that each of the other Security Parties will, duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents and the Underlying Documents to which it is a party;
8.1.12	Compliance with ISM Code
comply with, and will procure that any Operator will comply with, and ensure that the Vessel and any Operator comply with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period (as defined in the Deeds of Covenant);
8.1.13	Withdrawal of DOC and SMC
immediately inform the Agent if there is any actual withdrawal of their or any Operator’s DOC or the SMC of the Vessel;

8.1.14	Issuance of DOC and SMC

and will procure that any Operator will promptly inform the Agent of the receipt by the Borrower or any Operator of notification that its application for a DOC or any application for an SMC for the Vessel has been refused;
8.1.15	ISPS Code Compliance
and will procure that the Technical Manager or any Operator will:
(a)	maintain at all times a valid and current ISSC in respect of the Vessel;
(b)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and
(c)	procure that the Vessel will comply at all times with the ISPS Code;
8.1.16	Compliance with Laws and payment of taxes
comply with, and will ensure that the Corporate Guarantor, the Managers and the Vessel comply with, all relevant Environmental Laws, laws, statutes, directives, regulations, decrees, rulings and analogous rules (including, but not limited to, laws relating to any trading prohibition imposed by the Flag State, the country of incorporation of the Borrower and the Corporate Guarantor or the country of nationality of any crew member of the Vessel by which the Borrower is bound or any rules relating to international sanctions as set out in clause 8.1.22 or otherwise) and have at all times all trading certificates necessary to carry out the trade in which the Vessel is engaged at any relevant time and pay all taxes for which it, the Corporate Guarantor and each Manager is liable as they fall due;
8.1.17	Charters etc.
(i) deliver to the Agent a Certified Copy of the Required Charter and each Extended Employment Contract upon its execution, (ii) forthwith on the Agent’s request execute (a) a Charter Assignment in respect thereof and (b) any notice of assignment required in connection therewith and shall provide to the Agent evidence of service of such notice to the relevant charterer and use best efforts to procure the acknowledgement of any such notice of assignment by the relevant charterer and (c) (if the Extended Employment Contract is a bareboat charter) procure execution by the Borrower and the charterer of a Tripartite Deed, together with all notices required to be determined thereunder and (iii) pay all legal and other costs incurred by the Agent in connection with any such Charter Assignment and Tripartite Deed, forthwith following the Agent’s demand;
8.1.18	Inspection
permit the Agent, upon receipt of at least 15 days written notice, by surveyors or other persons appointed by it for such purpose, to board the Vessel at all reasonable times (which the Agent shall use reasonable endeavours to ensure do not adversely affect the trading and operation of the Vessel) for the purpose of inspecting her and to afford all proper facilities for such inspections and for this purpose to give the Agent reasonable advance notice of any intended drydocking of the Vessel (whether for the purpose of classification, survey or otherwise) and the Borrower shall pay the costs in respect of (i) one inspection in each calendar year and (ii) all such inspections following the occurrence of an Event of Default which has not been remedied or waived;

8.1.19	Subordination

ensure that all Indebtedness of the Borrower to any Security Party is fully subordinated to the rights of the Banks under the Security Documents, all in a form acceptable to the Agent (acting on the instructions of the Majority Lenders);
8.1.20	Classification Society undertaking
if so requested by the Agent, on or before the Delivery Date, or immediately on any change of Classification Society for the Vessel, irrevocably instruct (in such form as the Agent and the Majority Lenders may require in their sole discretion) the Classification Society of the Vessel to do all or any of the following during the Facility Period (and use reasonable endeavours to procure that the Classification Society undertakes with the Agent at such time):
(a)	to send to the Agent, following receipt of a written request from the Agent, certified true copies of all original class records held by the Classification Society in relation to the Vessel;
(b)	to allow the Agent (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Vessel at the offices of the Classification Society and to take copies of them;
(c)	to notify the Agent immediately if the Classification Society:
(i)	receives notification from the Borrower or the Manager that the Vessel’s Classification Society is to be changed;
(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Vessel’s class under the rules or terms and conditions of the Borrower’s or the Vessel’s membership of the classification society; or
(iii)	has imposed any requirements or recommendations in respect of the Vessel which are not complied with in accordance with their terms;
(d)	following receipt of a written request from the Agent:
(i)	to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or
(ii)	if the Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Agent in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society;
8.1.21	Insurance opinion
provide the Agent on request, at the Borrower’s cost, with an opinion from insurance consultants on the Insurances effected or to be effected in respect of the Vessel, confirming that the Vessel is insured in accordance with the terms of the Agreement and the Ship Security Documents or, if such insurance opinion has been obtained by the Agent, shall reimburse the

Agent for the cost of such opinion PROVIDED THAT the Borrower shall bear the cost of such insurance opinion (i) no more than once per calendar year prior to the occurrence of an Event of Default which is continuing and (ii) at all times after the occurrence of an Event of Default which is continuing.

8.1.22	Sanctions
(1)	ensure that the Vessel will not be employed, and will not suffer the Vessel to be employed, and will not and will ensure that no Group Member does, conduct or undertake any business:
(a)	in breach of any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing) (“Sanction Program”):
(i)	imposed by any law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America; or
(ii)	otherwise imposed by any law or regulation,
in each case as these may apply to any Security Party; or
(b)	in any trade, carriage of goods or business which is forbidden by any Sanctions Program or the laws of the United Kingdom or the United States of America as they apply to any Security Party, or any law applicable to the Borrower, the Corporate Guarantor, any Operator of the Vessel or any country which the Vessel may visit; or
(c)	in carrying illicit or prohibited goods; or
(d)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(e)        by or for the benefit of a Prohibited Person;
(2)	ensure that if the Borrower finds out (i) that the Vessel has been chartered, leased or otherwise provided directly or indirectly to any Prohibited Person or (ii) that it has entered into an agreement to sell, but has not yet delivered, the Vessel to a Prohibited Person, it shall (a) terminate as soon as possible (and at the latest within 30 days of such discovery) the relationship with the Prohibited Person and (b) inform the Agent immediately;
(3)	provide to the Agent upon its written request all documentation related to the Vessel, and goods transported at any time by it:
(i)        to prove that no Security Party is in breach of any Sanction Program; and
(ii)	which a Security Party is required to disclose to any regulatory authority pursuant to a Sanction Program;
provided that:

(i)	the Borrower shall be obliged only to ensure that the provisions of this clause apply to each Group Member only to the extent that that Group Member is bound by the relevant law or regulation in respect of the matters set out in this clause; and

(ii)	if (aa) a Bank is resident in Germany (“Inländer”) within the meaning of Section 2 Paragraph 15 of the German foreign trade and payments act (Außenwirtschaftsgesetz and herein, “AWG”) and is (bb) therefore subject to Section 7 of the German foreign trade ordinance (Außenwirtschaftsverordnung and herein, “AWV”) and would (cc) therefore not itself be permitted to give a representation or an undertaking that is given or is to be given by a Security Party with respect to sanctions under this Agreement or any other Security Document, then such Bank shall not, in the event of a breach by a Security Party of any such representation or undertaking, be entitled to invoke or declare an Event of Default or vote for a cancellation of the Total Commitments and/or repayment of the Loan in accordance with Clause 10.2 (Acceleration).
The undertakings in clauses 8.1.14 and 8.1.22 and the representations in clause 7.1.26 (a) and (b) shall not apply for the benefit of any Bank which is resident in Germany (“Inländer”) within the meaning of Section 2 Para. 15 of the AWG to the extent that the enforcement of such provision by that Bank would (a) violate, conflict with or incur liability under EU Regulation (EC) 2271/96 or (b) violate or conflict with section 7 of the AWV in connection with section 4 paragraph (1)(a)(3) of the AWG or any similar anti-boycott statute in force in the Federal Republic of Germany.
8.1.23	Delivery of reports
deliver to the Agent, and procure that the Corporate Guarantor shall deliver to the Agent, concurrently with the issue thereof as many Certified Copies as the Agent may require of every report, circular, notice or like document issued by any Security Party to its creditors generally;
8.1.24	Vessel information
provide the Agent, and shall procure that the Corporate Guarantor shall provide the Agent, promptly on request with all such information as it may from time to time reasonably require in relation to the Vessel, her Insurances (in accordance with the requirements of, the Ship Security Documents), her employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for her employment, or otherwise howsoever concerning her, as well as copies of all original class records held by the Classification Society in relation to the Vessel, all reports of port state control inspections of the Vessel and information on the financial and operating performance of the Vessel in such form as the Agent may approve or require and all such information as it may from time to time require to determine the Valuation Amount of the Vessel in accordance with clause 8.2.2;
8.1.25	Insolvency
procure that neither the Corporate Guarantor nor any material creditor of the Borrower presents a petition (unless contested in good faith by appropriate proceedings), gives notice or takes any other step which could result in the Borrower being declared insolvent or being dissolved or in the appointment of an administrator of the Borrower or have an effect equivalent or similar thereto;

8.1.26	Transactions with associated companies

not enter into any transactions with the Corporate Guarantor or any other Security Party, other than on arm’s length terms, and the Borrower shall not become liable for any third party obligations or encumber its rights under this Agreement;
8.1.27	Technical reports
deliver to the Agent, and shall procure that the Technical Manager shall deliver to the Agent, on request copies of the latest complete technical reports in respect of the Vessel;
8.1.28	The Vessel
ensure that throughout the Facility Period (following the Delivery Date), the Vessel (and in relation to (a), her Earnings and Insurances in accordance with the requirements of, the Ship Security Documents) will, except as the Agent may otherwise permit in writing, be:
(a)	in the absolute sole and legal beneficial ownership of the Borrower and not held on trust for any third party;
(b)	registered through the offices of the Registry as a ship under the laws and flag of the Flag State;
(c)	in compliance with the ISM Code and the ISPS Code and operationally seaworthy and in every way fit for service;
(d)	classed with the Classification free of any recommendations, qualifications or conditions of the Classification Society which have not been complied with in accordance with their terms;
(e)	insured in accordance with the Ship Security Documents; and
(f)	managed by the Managers in accordance with the terms of the Management Agreements;
8.1.29	Derivatives
If at any time the Borrower wishes to enter into any derivative transaction of the type envisaged by the Master Agreement in relation to the Loan, it shall not enter into any such transaction with any person other than the Swap Bank unless it has first requested the Swap Bank to quote for such business; and
8.1.30	Anti-bribery
The Borrower shall ensure that no Security Party nor any of its respective affiliates, officers, directors, employees or agents acting on its behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person in connection with any of its business.
8.2	Security value maintenance
8.2.1	Security shortfall

If, at any time after the Drawdown Date, the Security Value shall be less than the Required Security Amount, the Agent (acting on the instructions of the Majority Lenders) shall give written notice to the Borrower requiring that such deficiency be remedied and then the Borrower must either:

(a)	prepay within a period of thirty (30) days of the date of receipt by the Borrower of the Agent’s said notice such part of the Loan as will result in the Security Value after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being equal to or higher than the Required Security Amount; or
(b)	within thirty (30) days of the date of receipt by the Borrower of the Agent’s said notice constitute to the satisfaction of the Agent such further security for the Loan as shall be acceptable to the Lenders in their discretion having a value for security purposes (as determined in accordance with Clause 8.2.5) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Required Security Amount as at such date.
The provisions of clauses 4.5 (other than clause 4.5.3) and 4.6 shall apply to prepayments under clause 8.2.1(a) provided that the Agent shall apply such prepayments pro rata against the Advances in reduction of all the repayment instalments (including the Balloon Instalment) under clause 4.1 (a) in the case of Advance A, in inverse order of maturity, starting with the Balloon Instalment and (b) in the case of Advance B, pro rata and the amounts of the Loan prepaid hereunder shall not be available to be re-borrowed.
8.2.2	Valuation of the Vessel
The Vessel shall, for the purposes of this Agreement, be valued in USD by taking either (i) the valuation prepared by an Approved Broker nominated and appointed by the Agent or (ii) if requested by the Borrower, the arithmetic mean of valuations prepared by the Approved Broker so nominated and appointed by the Agent and an Approved Broker nominated by the Borrower and appointed by the Agent (at the Borrower’s expense), in each case such valuations to be made without physical inspection, and on the basis of a sale for prompt delivery for cash at arms’ length, on normal commercial terms, as between a willing buyer and a willing seller without taking into account the benefit or burden of any charterparty or other engagement concerning the Vessel.  Valuations shall be obtained:
(a)	on the date falling one year after the Drawdown Date and annually thereafter, at the Borrower’s expense; and
(b)	(in addition to (a) above) at any other time as the Agent (acting on the instructions of the Majority Lenders shall additionally require (in its absolute discretion) at (save as provided in Clause 8.2.4) the cost of the Lenders.
The Approved Brokers’ valuations for the Vessel on each such occasion shall constitute the Valuation Amount of the Vessel for the purposes of this Agreement until superseded by the next such valuation.

8.2.3	Information

The Borrower undertakes with the Banks to supply to the Agent and to the Approved Broker such information concerning the Vessel and its condition as such shipbrokers may reasonably require for the purpose of determining any Valuation Amount.
8.2.4	Costs
All costs in connection with obtaining and determining (i) any Valuation Amount pursuant to Clause 8.2.2(a), (ii) any Valuation Amount pursuant to clause 8.2.2(b) after the occurrence of a Default and (iii) any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to clause 8.2.1(b), must be paid by the Borrower and all other costs in connection with obtaining and determining any Valuation Amount shall be at the cost of the Lenders.
8.2.5	Valuation of additional security
For the purposes of this clause 8.2, the market value (i) of any additional security over a ship (other than the Vessel) shall be determined in accordance with clause 8.2.2 and (ii) of any other additional security provided or to be provided to the Banks or any of them shall be determined by the Agent in its absolute discretion, Provided that additional security in the form of cash in Dollars will be valued on a Dollar for Dollar basis.
8.2.6	Documents and evidence
In connection with any additional security provided in accordance with this clause 8.2, the Agent shall be entitled to receive (at the Borrower’s expense) such evidence and documents of the kind referred to in Schedule 3 as may in the Agent’s opinion be appropriate and such favourable legal opinions as the Agent shall in its absolute discretion require.
8.3	Negative undertakings
The Borrower undertakes with each Bank that, from the Execution Date until the end of the Facility Period, it will not, without the prior written consent of the Agent (acting on the instructions of the Lenders and such consent in respect of any change of name, flag, Classification, Classification Society or Manager not to be unreasonably withheld):
8.3.1	Negative pledge
permit any Encumbrance (other than a Permitted Encumbrance or as otherwise disclosed in writing by the Borrower to the Agent (and approved by the Agent) on or prior to the date of this Agreement) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of any Security Party or any other person;
8.3.2	No merger or transfer
merge or consolidate with any other person or permit any change to the legal or beneficial ownership of its shares from that existing at the Execution Date (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this Clause);

8.3.3	Disposals

sell, transfer, assign, create security or option over, pledge, pool, abandon, lend or otherwise dispose of or cease to exercise direct control over its present or future undertakings, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;
8.3.4	Other business or manager
undertake any type of business other than the ownership and operation of the Vessel or (without the prior written consent of the Agent) employ anyone other than the Managers as commercial and technical manager of the Vessel or agree to any material amendment to or variation of the terms of the Management Agreements;
8.3.5	Acquisitions or investments
acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of their businesses of acquiring, owning, operating and chartering the Vessel, or make any financial investments (other than derivative transactions pursuant to the Master Agreement);
8.3.6	Other obligations
incur any obligations (to any Security Party or otherwise) except for obligations arising under the Underlying Documents or the Security Documents or contracts entered into in the ordinary course of their business of acquiring, owning, operating and chartering the Vessel on arms’ length terms;
8.3.7	No borrowing
incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;
8.3.8	Repayment of borrowings
repay or prepay the principal of, or pay interest on or any other sum in connection with any of their Borrowed Money except for Borrowed Money pursuant to the Security Documents;
8.3.9	Guarantees
issue any guarantees or otherwise become directly or contingently liable, or give security or quasi security for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for guarantees from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees required for the salvage of the Vessel;
8.3.10	Loans
make any loans or grant any credit (save for normal trade credit in the ordinary course of business) to any person or agree to do so;
8.3.11	Dividends

declare or pay any dividends;

8.3.12	Sureties
permit any Indebtedness of the Borrower to any person (other than the Banks pursuant to the Security Documents) to be guaranteed by any person (except for guarantees from time to time required in the ordinary course of business and in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel);
8.3.13	Subsidiaries
form or acquire any Subsidiaries;
8.3.14	Change of name, flag or class
change the name, flag, Classification or Classification Society of the Vessel;
8.3.15	Extended Employment Contract/Management Agreement
(a)	amend in any material respect, vary or terminate a Management Agreement, any Extended Employment Contract or the Required Charter;
(b)	without the prior written consent of the Agent (acting on the instructions of the Lenders) and then, if such consent is given, only subject to such conditions as the Agent (acting on the instructions of the Lenders) may impose, let or agree to let the Vessel:
(i)	on demise charter for any period; or
(ii)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months’ duration; or
(iii)	on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or
(iv)	otherwise than on bona fide arm’s length terms;
8.3.16	Nuclear waste
permit the Vessel to carry nuclear waste or radioactive material.
8.3.17	Prohibited Persons
procure that no Security Party will, to the best of its knowledge, have any course of dealings, directly or indirectly, with any Prohibited Person;
8.3.18	Change in constitutional documents
amend or vary its constitutional documents in any material respect;

8.3.19	Employees

employ any person except the Master, officers and crew of the Vessel;
8.3.20	MOA/Required Charter
agree to amend or vary the terms of the MOA or the Required Charter in any material respect without the prior written consent of the Agent (acting on the instructions of the Lenders and such consent not to be unreasonably withheld or delayed) and then, if such consent is given, only subject to such conditions as the Agent (acting on the instructions of the Lenders) may impose.
9	CONDITIONS
9.1	Advance of the Loan
The obligation of each Lender to make its Commitment available in respect of the Loan is conditional upon:
9.1.1	that, on or before the service of the Drawdown Notice, the Agent has received the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;
9.1.2	that, on or before the Drawdown Date, the Agent has received the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;
9.1.3	that, on or before the Release Date but prior to or concurrently with paying the Loan to the Seller or, at the Borrower’s request, to the Builder, the Agent has received the documents described in Part C of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;
9.1.4	the representations and warranties contained in clause 7 and clauses 4.1 and 4.2 of the Corporate Guarantee being then true and correct as if each was made with respect to the facts and circumstances existing at such time; and
9.1.5	no Default having occurred and there being no Default which would result from the making of the Loan.
9.2	Waiver of conditions precedent
The conditions specified in this clause 9 are inserted solely for the benefit of the Lenders and may be waived by the Agent in whole or in part and with or without conditions only with the consent of the Majority Lenders.
9.3	Further conditions precedent
Not later than five (5) Banking Days prior to the Drawdown Date, the Agent (acting on the instructions of the Majority Lenders) may request and the Borrower must, not later than two (2) Banking Days prior to such date, deliver to the Agent (at the Borrower’s expense) on such request further favourable certificates and/or opinions as to any or all of the matters which are the subject of clauses 7, 8, 9 and 10.

10	EVENTS OF DEFAULT

10.1	Events
Each of the following events shall constitute an Event of Default (whether such event shall occur voluntarily or involuntarily or by operation of law or regulation or in connection with any judgment, decree or order of any court or other authority or otherwise, howsoever):
10.1.1	Non-payment: any Security Party fails to pay any sum payable by it under any of the Security Documents to which it is a party at the time, in the currency and in the manner stipulated in the Security Documents or the Underlying Documents (and so that, for this purpose, sums payable (i) under clauses 3.1 and 4.1 shall be treated as having been paid at the stipulated time if (aa) received by the Agent within two (2) Banking Days of the dates therein referred to and (bb) such delay in receipt is caused by administrative or other delays or errors within the banking system and (ii) on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand); or
10.1.2	Breach of Insurance and certain other obligations: the Borrower or, as the context may require, the Technical Manager or any other person fails to obtain and/or maintain the Insurances (in accordance with the requirements of, the Ship Security Documents) for the Vessel or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis-statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under clause 8; or
10.1.3	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in clauses 10.1.1 and 10.1.2 above) unless such breach or omission, in the opinion of the Agent (following consultation with the Banks) is capable of remedy, in which case the same shall constitute an Event of Default if it has not been remedied to the satisfaction of the Agent within ten (10) days of the occurrence thereof; or
10.1.4	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or
10.1.5	Cross-default: There shall occur a default (howsoever therein described) under any Indebtedness of the Borrower or under any Indebtedness of the Corporate Guarantor exceeding USD1,000,000 or any Indebtedness of the Borrower or any Indebtedness of the Corporate Guarantor exceeding USD1,000,000 is not paid when due (subject to applicable grace periods) or any Indebtedness of the Borrower or any Indebtedness of the Corporate Guarantor exceeding USD1,000,000 becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by the Borrower or the Corporate Guarantor of a voluntary right of prepayment), or any creditor of the Borrower or the Corporate Guarantor becomes entitled to declare any such Indebtedness due and payable by reason of any default (however described) of the person concerned and such Indebtedness of the Borrower or the Corporate Guarantor (as the case may be) is not paid within fourteen (14) Banking Days from the due date for payment; or

10.1.6	Execution: any uninsured judgment or order made against any Security Party is not stayed, appealed against or complied with within thirty (30) days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged within thirty (30) days; or

10.1.7	Insolvency: the Borrower is unable or admits inability to pay its debts as they fall due; suspends making payments on any of its debts or announces an intention to do so; becomes insolvent; or the Borrower has negative net worth (taking into account contingent liabilities); or suffers the declaration by any court, liquidator, receiver or administrator of a moratorium in respect of any of its Indebtedness; or
10.1.8	Reduction or loss of capital: a meeting is convened by any Security Party (other than the Corporate Guarantor) without the Agent’s prior written consent, for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital without the Agent’s prior written consent; or
10.1.9	Dissolution: any corporate action, Proceedings or other steps are taken to dissolve or wind-up any Security Party or an order is made or resolution passed for the dissolution or winding up of any Security Party or a notice is issued convening a meeting for such purpose; or
10.1.10	Administration: any petition is presented, notice given or other steps are taken anywhere to appoint an administrator of any Security Party or the Agent reasonably believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or
10.1.11	Appointment of receivers and managers: any administrative or other receiver is appointed anywhere of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or
10.1.12	Compositions: any corporate action, legal proceedings or other procedures or steps are taken, or negotiations commenced, by any Security Party or by any of its creditors (other than the Corporate Guarantor) or any legal proceedings are taken in respect of the Corporate Guarantor, with a view to the general readjustment or rescheduling of all or part of its Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors; or
10.1.13	Analogous proceedings: there occurs, in relation to any Security Party, in any Pertinent Jurisdiction, any event which, in the opinion of the Agent, appears in that Pertinent Jurisdiction to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 10.1.6 to 10.1.12 (inclusive) or any Security Party otherwise becomes subject, in any such Pertinent Jurisdiction, to any corporate action, legal proceedings or other procedures or steps under any law relating to insolvency, bankruptcy or liquidation; or
10.1.14	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business without the prior written consent of the Agent; or
10.1.15	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity; or

10.1.16	Invalidity: any of the Security Documents or the Required Charter shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents and the Required Charter shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder (unless, in respect of the Required Charter, the Vessel shall have been delivered to a new charterer and on terms and in a form acceptable to the Lenders pursuant to an Extended Employment Contract within 30 days of such invalidity or other event set out in this clause); or

10.1.17	Unlawfulness: any Unlawfulness occurs or it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for a Bank to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or
10.1.18	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or
10.1.19	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or
10.1.20	Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower and the Borrower shall fail to procure the release of the Vessel within a period of ten (10) days thereafter; or
10.1.21	Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Majority Lenders; or
10.1.22	Unrest: the Flag State of the Vessel or the country in which any Security Party is incorporated or domiciled becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means unless the Borrower shall have transferred its Vessel onto a new flag acceptable to the Banks within thirty (30) days (or such other period as the Agent may notify to the Borrower) following the Agent’s written request to the Borrower to effect such transfer; or
10.1.23	Environmental Incidents: an Environmental Incident occurs which gives rise, or may give rise, to an Environmental Claim which could, in the opinion of the Agent be expected to have a Material Adverse Effect; or
10.1.24	P&I: the Borrower or the Technical Manager or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover (including, without limitation, any cover in respect of liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or
10.1.25	Material events: any other event occurs or circumstance arises which, in the opinion of the Agent (following consultation with the Banks), is likely materially and adversely to affect either (i) the ability of any Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any of the Security Documents or (ii) the security created by any of the Security Documents; or

10.1.26	Required Authorisations: any Required Authorisation is revoked or withheld or modified or is otherwise not granted or fails to remain in full force and effect or if any exchange control or other law or regulation shall exist which would make any transaction under the Security Documents or the continuation thereof, unlawful or would prevent the performance by any Security Party of any term of any of the Security Documents to which they are a party;
10.1.27	Shareholdings: there is any change in the immediate and/or ultimate legal and/or beneficial ownership or control of any of the shares of the Borrower from that existing on the Execution Date (and for the avoidance of doubt any change in the ownership of shares of and in the Corporate Guarantor occurring in the normal course of business shall not constitute a breach of this Clause);
10.1.28	Classification: the Classification of the Vessel is withdrawn by the Classification Society;
10.1.29	Material adverse change: there occurs a material adverse change in:
(a)	the financial condition or strength, business, assets or credit worthiness of the Borrower or the Corporate Guarantor by reference to the financial position or strength, business, assets or credit worthiness of such Security Party as described by any Security Party to the Agent in the negotiation of this Agreement; or
(b)	in the conditions prevailing in the international money and capital markets; or
(c)	in the financial, political or economic situation globally; or
(d)	the financial prospects of the Borrower or the Corporate Guarantor which, in the reasonable opinion of the Agent (following consultation with the Lenders) could prejudice the ability of the Borrower and of the Corporate Guarantor to fulfil their respective obligations under the Security Documents on time;
10.1.30	Money Laundering: any Security Party is in breach of or fails to observe any law, requirement, measure or procedure implemented to combat “money laundering” as defined in Article 1 of the Directive (91/308 EEC) of the Council of the European Communities;
10.1.31	Management Agreements: a Management Agreement is terminated, revoked, suspended, rescinded, transferred, novated or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent (such consent not to be unreasonably withheld);
10.1.32	Charters: the Required Charter is terminated other than by mere effluxion of time (unless the Vessel shall have been delivered to a new charterer and on terms and in a form acceptable to the Lenders pursuant to an Extended Employment Contract within 30 days of such termination) or is amended in a material respect without the consent of the Agent; or
10.1.33	Master Agreement: (i) an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement or (ii) an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement or (iii) a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) or (iv) the Master

Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason.

10.2	Acceleration
The Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, at any time after the happening of an Event of Default which is continuing by notice to the Borrower declare that:
10.2.1	the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or
10.2.2	the Loan and all interest accrued and all other sums payable whatsoever under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable.
10.3	Demand Basis
If, under clause 10.2.2, the Agent has declared the Loan to be due and payable on demand, at any time thereafter the Agent may (and if so instructed by the Majority Lenders shall) by written notice to the Borrower (a) demand repayment of the Loan on such date as may be specified whereupon, regardless of any other provision of this Agreement, the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.
11	INDEMNITIES
11.1	General indemnity
The Borrower agrees to indemnify and shall procure that each Security Party shall indemnify each Bank on demand, without prejudice to any of such Bank’s other rights under any of the Security Documents, against any loss (including loss of Margin) or expense (including, without limitation, Break Costs and VAT (or equivalent)) which such Bank shall certify as sustained by it as a consequence of (i) any Default, (ii) any prepayment of the Loan being made under clauses 4.2, 4.3, 4.4, 8.2.1(a) or 12.1, (iii) any other repayment or prepayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid, (iv) the Loan not being advanced for any reason (excluding any default by the Agent, the Security Trustee or any Lender) after the Drawdown Notice has been given, (v) any breach by the Borrower or other Security Party of clauses 8.1.22 or 8.3.17 and/or (vi) any notice sent in accordance with Clause 17 purporting to be sent by a Security Party but being sent without proper authorisation or fraudulently.
11.2	Environmental indemnity
The Borrower shall indemnify each Bank on demand and hold it harmless from and against all costs, claims, expenses, payments, charges, losses, demands, liabilities, actions, Proceedings, penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be incurred or made or asserted whensoever against such Bank at any time, whether before or after the repayment in full of principal and interest under this Agreement, arising howsoever out of an Environmental Claim made or asserted against such Bank which would not have been, or been capable of being, made or asserted against such Bank had it not entered into any of the Security Documents or been involved in any of the resulting or associated transactions.

11.3	Capital adequacy and reserve requirements indemnity
The Borrower shall promptly indemnify each Lender on demand against any cost incurred or loss suffered by such Lender as a result of its complying with (i) the minimum reserve requirements from time to time of the European Central Bank (ii) any capital adequacy directive of the European Union and/or (iii) any revised framework for international convergence of capital measurements and capital standards and/or any regulation imposed by any Government Entity in connection therewith, and/or in connection with maintaining required reserves with a relevant national central bank to the extent that such compliance or maintenance relates to such Lender’s Commitment and/or Contribution or deposits obtained by it to fund the whole or part thereof and to the extent such cost or loss is not recoverable by such Lender under clause 12.2.
11.4	The Borrower shall indemnify and shall procure that each Security Party shall indemnify each Lender on demand, against any and all losses or expenses (including VAT (or equivalent)) which the Lender shall certify as sustained by it as a consequence of any notice, fax or email communication purporting to be sent to the Agent by the Borrower but being sent without proper authorisation or fraudulently).
12	UNLAWFULNESS, INCREASED COSTS AND BAIL-IN
12.1	Unlawfulness
If it is or becomes contrary to any law, directive or regulation for any Lender (the “Notifying Lender”) to contribute to the Loan or to maintain its Commitment or fund its Contribution to the Loan, the Notifying Lender shall promptly, through the Agent, give notice to the Borrower whereupon (a) the Notifying Lender’s Contribution and Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Notifying Lender’s Contribution on the earlier of (i) the last day of the then current Interest Period (without premium or penalty) and (ii) the latest date permitted by the relevant law, directive or regulation together with interest accrued to the date of prepayment and all other sums payable by the Borrower under this Agreement.
Provided that if circumstances arise which would result in a notification under this Clause 12.1 then the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Security Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:
(a)	have an adverse effect on its business, operations or financial condition; or
(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or
(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.
12.2	Increased costs
If the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but,

if not having the force of law, with which a Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

12.2.1	subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under any of the Security Documents (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or
12.2.2	increase the cost to, or impose an additional cost on, any Lender or its holding company in making or keeping such Lender’s Commitment available or maintaining or funding all or part of such Lender’s Contribution; and/or
12.2.3	reduce the amount payable or the effective return to any Lender under any of the Security Documents; and/or
12.2.4	reduce any Lender’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Lender’s obligations under any of the Security Documents; and/or
12.2.5	require any Lender or its holding company to make a payment or forgo a return on or calculated by reference to any amount received or receivable by such Lender under any of the Security Documents; and/or
12.2.6	require any Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of its Contribution or the Loan from its capital for regulatory purposes, then and in each such case (subject to clause 12.3):
(a)	such Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and
(b)	the Borrower shall on demand made at any time whether or not such Lender’s Contribution has been repaid, pay to the Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender or its holding company regards as confidential) is required to compensate such Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment , forgone return or loss.
Provided that the Banks shall try to ensure that any loss suffered by the Borrower as a result of the circumstances referred to above are kept to a minimum.
 For the purposes of this clause 12.2 and clause 15.10 “holding company” means the company or entity (if any) within the consolidated supervision of which a Lender is included.
12.3	Exception
Nothing in clause 12.2 shall entitle any Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is (a) the subject of an additional payment under clause 6.6 or (b) attributable to a FATCA Deduction required to be made by a Party.

12.4	Contractual recognition of bail-in

Notwithstanding any other term of any Security Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Security Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Security Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
13	APPLICATION OF MONEYS, SET OFF, PRO-RATA PAYMENTS AND MISCELLANEOUS
13.1	Application of moneys
All moneys received by the Agent and/or the Security Trustee under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this clause 13.1 or in a manner determined in the Security Trustee’s or (as the case may be) the Agent’s discretion, shall be applied in the following manner:
13.1.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Banks or any of them under any of the Security Documents;
13.1.2	secondly, in or towards payment of any fees payable to the Agent or any of the other Banks under, or in relation to, the Security Documents which remain unpaid;
13.1.3	thirdly, in or towards payment to the Banks, on a pro rata basis, of any accrued interest and interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;
13.1.4	fourthly, pro rata in or towards repayment of the Loan (whether the same is due and payable or not) and payment to the Swap Bank of any sum which shall have become due under the Master Agreement in respect of any interest rate swap and any other sums payable in the nature of Break Costs under the Master Agreement but remains unpaid and shall be applied, in respect of the Loan, pro rata against the outstanding repayment instalments;
13.1.5	fifthly, in or towards payment to the Lenders, on a pro rata basis any Break Costs and any other sum relating to the Loan which shall have become due under any of the Security Documents but remains unpaid;
13.1.6	sixthly, in or towards payment to any Bank of any other sums owing to it under any of the Security Documents; and

13.1.7	seventhly, the surplus (if any) shall be paid to the Borrower or to whomsoever else may then be entitled to receive such surplus.

13.2	Set-off
13.2.1	The Borrower irrevocably authorises each Bank (without prejudice to any of such Bank’s rights at law, in equity or otherwise), following the occurrence of an Event of Default which is continuing and without notice to the Borrower, to apply any credit balance to which the Borrower is then entitled standing upon any account of the Borrower with any branch of such Bank in or towards satisfaction of any sum due and payable from the Borrower to such Bank under any of the Security Documents. For this purpose, each Bank is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application.
13.2.2	No Bank shall be obliged to exercise any right given to it by this clause 13.2. Each Bank shall notify the Borrower through the Agent forthwith upon the exercise or purported exercise of any right of set off giving full details in relation thereto and the Agent shall inform the other Banks.
13.2.3	Nothing in this clause 13.2 shall be effective to create a charge or other security interest.
13.3	Pro rata payments
13.3.1	If at any time any Lender (the “Recovering Lender”) receives or recovers any amount owing to it by the Borrower under this Agreement (other than pursuant to any other Security Document) by direct payment, set-off or in any manner other than by payment through the Agent pursuant to clauses 6.1 or 6.9 (not being a payment received from a Transferee Bank or a sub-participant in such Lender’s Contribution or any other payment of an amount due to the Recovering Lender for its sole account pursuant to clauses 3.6, 5, 6.6, 11.1, 11.2, 11.3, 12.1, or 12.2), the Recovering Lender shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Lender would have received if the Relevant Receipt had been received by the Agent and distributed pursuant to clause 6.1 or 6.10 (as the case may be) then:
(a)	within two (2) Banking Days of demand by the Agent, the Recovering Lender shall pay to the Agent an amount equal (or equivalent) to the excess;
(b)	the Agent shall treat the excess amount so paid by the Recovering Lender as if it were a payment made by the Borrower and shall distribute the same to the Lenders (other than the Recovering Lenders) in accordance with clause 6.10; and
(c)	as between the Borrower and the Recovering Lender the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.
13.3.2	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Lender (whether to a liquidator or otherwise) each Lender to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Lender repay to the Recovering Lender such Lender’s pro-rata share of the amount which has to be refunded by the Recovering Lender.

13.3.3	Each Lender shall on request supply to the Agent such information as the Agent may from time to time request for the purposes of this clause 13.3.

13.3.4	Notwithstanding the foregoing provisions of this clause 13.3, no Recovering Lender shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to Proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such Proceedings or commence and diligently pursue separate Proceedings to enforce its rights in the same or another court (unless the Proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to such party through the Agent).
13.4	No release
For the avoidance of doubt it is hereby declared that failure by any Recovering Lender to comply with the provisions of clause 13.3 shall not release any other Recovering Lender from any of its obligations or liabilities under clause 13.3.
13.5	No charge
The provisions of this clause 13 shall not, and shall not be construed so as to, constitute a charge or create or declare a trust by a Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in clause 13.3.
13.6	Further assurance
The Borrower undertakes with each Bank that the Security Documents shall both at the date of execution and delivery thereof and throughout the Facility Period be valid and binding obligations of the respective parties thereto which, with the rights of each Lender thereunder, are enforceable in accordance with their respective terms and that they will, at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the opinion of the Majority Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
13.7	Conflicts
In the event of any conflict between this Agreement and any of the other  Security Documents, the provisions of this Agreement shall prevail.
13.8	No implied waivers, remedies cumulative
No failure or delay on the part of any of the Banks to exercise any power, right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by any Bank of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.  No waiver by any Bank shall be effective unless it is in writing.
13.9	Severability
If any provision of this Agreement is prohibited, invalid, illegal or unenforceable in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect or impair howsoever the remaining provisions thereof or affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.10	Force Majeure
Regardless of any other provision of this Agreement, none of the Banks shall  be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from (i) the action or inaction or purported action of any governmental or local authority (ii) any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon any Bank or any of its representatives or employees) (iii) any act of God (iv) any act of war (whether declared or not) or terrorism (v) any failure of any information technology or other operational systems or equipment affecting any Bank or (vi) any other circumstances whatsoever outside any Bank’s control.
13.11	Amendments
This Agreement may be amended or varied only by an instrument in writing executed by all parties hereto who irrevocably agree that the provisions of this clause 13.11 may not be waived or modified except by an instrument in writing to that effect signed by all of them.
13.12	Counterparts
This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement which may be sufficiently evidenced by one counterpart.
13.13	English language
All documents required to be delivered under and/or supplied whensoever in connection howsoever with any of the Security Documents and all notices, communications, information  and other written material whatsoever given or provided in connection howsoever therewith must either be in the English language or accompanied by an English translation (prepared at the cost of the Borrower) certified by a notary, lawyer or consulate acceptable to the Agent.
14	ACCOUNTS AND RETENTIONS
14.1	General
The Borrower undertakes with each Bank that it will ensure that:
14.1.1	it will on or before the Drawdown Date, open the Earnings Account, the Retention Account and the Drydock Reserve Account in its name; and
14.1.2	all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Agent (acting on the instructions of the Majority Lenders) directs to the contrary pursuant to the provisions of the Mortgage, be paid to the Earnings Account, Provided however that if any of the moneys paid to the Earnings Account are payable in a currency other than USD the Account Bank shall then convert such moneys into USD at the Account Bank’s spot rate of exchange at the relevant time for the purchase of USD with such currency and the term “spot rate of exchange” shall include any premium and costs of exchange payable in connection with the purchase of USD with such currency).
14.2	Earnings Accounts: withdrawals

Unless the Agent (acting on the instructions of the Lenders) otherwise agrees in writing, the Borrower shall not withdraw any moneys from its Earnings Account at any time during the Facility Period except that, unless and until a Default which is continuing shall occur and the Agent (acting on the instructions of the Lenders) shall direct to the contrary, the Borrower may withdraw moneys from the Earnings Account (i) firstly to make the payments required under this Agreement, (ii) secondly, subject to the Borrower’s obligations under Clauses 8.1.8, 8.3.11 and 14.6, in payment of all expenses and fees required for the operation, supply, crewing, management, maintenance, insurance and trading of the Vessel and (iii) subject to there being at any time sufficient funds to pay amounts due under (i) and (ii) above as they fall due, thirdly for the general corporate purposes of the Borrower and/or the Corporate Guarantor (as the case may be).

14.3	Retention Account: credits and withdrawals
14.3.1	The Borrower undertakes with each Bank that, throughout the Facility Period, it will procure that, on each Retention Date there is paid (whether from the Earnings Account or elsewhere) to the Retention Account, the Retention Amount for such date.
14.3.2	Unless and until there shall occur an Event of Default which is continuing (whereupon the provisions of clause 14.4 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued thereon must be applied by the Account Bank (and the Borrower hereby irrevocably authorises the Account Bank so to apply the same) upon each Repayment Date and/or on each day that interest is payable on the Loan or an Advance pursuant to clause 3.1, in or towards payment to the Agent of the instalment then falling due for repayment or, as the case may be, the amount of interest then due. Each such application by the Account Bank shall constitute a payment in or towards satisfaction of the Borrower’s corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrower to make any such payment to the extent that the aforesaid application by the Account Bank is insufficient to meet the same.
14.3.3	Unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees in writing and subject to clause 14.3.2, the Borrower shall not be entitled to withdraw any moneys from the Retention Account at any time during the Facility Period.
14.4	Application of accounts
At any time after the occurrence of an Event of Default which is continuing, the Agent may (and on the instructions of the Majority Lenders shall), without notice to the Borrower, instruct the Account Bank to apply all moneys then standing to the credit of the Earnings Account and/or the Retention Account and/or the Drydock Reserve Account (together with interest from time to time accruing or accrued thereon) in or towards satisfaction of any sums due to the Banks or any of them under the Security Documents in the manner specified in clause 13.1.
14.5	Charging of accounts
The Earnings Account, the Retention Account and the Drydock Reserve Account and all amounts from time to time standing to the credit thereof shall be subject to the security constituted and the rights conferred by the Accounts Pledge and the Borrower undertakes to take all such steps, and give all such instructions to the Account Bank to enable the Agent and/or the Security Trustee to have full unconditional access to the Earnings Account, the Retention Account and the Drydock Reserve Account following the occurrence of an Event of Default which is continuing.

14.6	Drydock Reserve Account

The Borrower undertakes with the Bank that, throughout the Facility Period, it will procure that, on each date Repayment Date, there is paid to the Drydock Reserve Account a sum in the amount of USD50,000 (the “Drydock Reserve Amount”) representing a pro rata estimate of future drydocking expenses of the Vessel, to be applied only in payment of the expenses (estimated at USD500,000) in respect of the drydocking of the Vessel scheduled in 2021.
15	ASSIGNMENT, TRANSFER AND LENDING OFFICE
15.1	Benefit and burden
This Agreement shall be binding upon, and enure for the benefit of, the Banks and the Borrower and their respective successors in title.
15.2	No assignment by Borrower
The Borrower may not assign or transfer any of its rights or obligations under this Agreement.
15.3	Transfers by Banks
Any Lender (the “Transferor Lender”) may at any time, following consultation with the Corporate Guarantor but without the need to obtain its consent:
(a)	cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents (including, but not limited to, the Loan and/or any commercial risk in granting the Loan in whole or in part) to be assigned or transferred (through the disposal of the Loan (including any collateral that may be associated with it), through credit derivatives or through the subparticipation of third parties in the Loan) to any one or more banks or other financial institutions (which may be any company affiliated to the Lender, a member of the European System of Central Banks, a banking or financial services institution, a financing company, an insurer, a social security or pension fund, a capital investment company, a financial intermediary or a special purpose vehicle with or without own legal status (a “Transferee Lender”) in each case by delivering to the Agent a Transfer Certificate duly completed and duly executed by the Transferor Lender and the Transferee Lender. No such transfer is binding on, or effective in relation to, the Borrower or the Agent unless (i) it is effected or evidenced by a Transfer Certificate which complies with the provisions of this clause 15.3 and is signed by or on behalf of the Transferor Lender, the Transferee Lender and the Agent (on behalf of itself, the Borrower and the other Banks) and (ii) such transfer of rights under the other Security Documents has been effected and registered. Upon signature of any such Transfer Certificate by the Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below; or
(b)	make use of the KEV refinancing (Komfortable Einreichung und Verwaltung von Kreditforderungen).
For this purpose, the Transferor Lender shall be entitled to disclose the necessary information (e.g. the amount of the Loan, any due date, interest rate, name and address as well as data about the economic situation and data regarding creditworthiness) to the Transferee Lender or to such other persons as for technical, organisational or legal reasons need to be involved in verifying the valuation or effecting the transfer (e.g. rating agencies, auditors, tax consultants, solicitors or notaries public). To this extent, the Borrower hereby releases the Transferor Lender from the banking secrecy provisions.

The following further provisions shall have effect in relation to any Transfer Certificate:
15.3.2	a Transfer Certificate may be in respect of a Lender’s rights in respect of all, or part of, its Commitment and shall be in respect of the same proportion of its Contribution;
15.3.3	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Lender in its capacity as a Lender and shall not transfer its rights and obligations (if applicable) as the Agent and/or the Agent and/or the Security Trustee, or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;
15.3.4	a Transfer Certificate shall take effect in accordance with English law as follows:
(a)	to the extent specified in the Transfer Certificate, the Transferor Lender’s payment rights and all its other rights (other than those referred to in clause 15.3.2 above) under this Agreement are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower had against the Transferor Lender and the Transferee Lender assumes all obligations of the Transferor Lender as are transferred by such Transfer Certificate;
(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;
(c)	the Transferee Lender becomes a Lender with a Contribution and/or a Commitment in respect of the Loan Facility of the amounts specified in the Transfer Certificate;
(d)	the Transferee Lender becomes bound by all the provisions of this Agreement and the Security Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Agent and the Security Trustee and to the extent that the Transferee Lender becomes bound by those provisions, the Transferor Lender ceases to be bound by them;
(e)	the Loan or part of the Loan which the Transferee Lender makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Lender, assuming that any defects in the Transferor Lender’s title and any rights or equities of any Security Party against the Transferor Lender had not existed; and
(f)	the Transferee Lender becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under clauses 3.6, 5 and 12 and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them;
15.3.5	the rights and equities of the Borrower or of any other Security Party referred to above include, but are not limited to, any right of set-off and any other kind of cross-claim; and

15.3.6	the Borrower, the Security Trustee, the Agent and the Lenders hereby irrevocably authorise and instruct the Agent to sign any such Transfer Certificate on their behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Agent shall notify the Borrower, the Transferor Lender and the Transferee Lender.

15.4	Reliance on Transfer Certificate
15.4.1	The Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to this Agreement and the Security Documents for the consequences of such reliance.
15.4.2	The Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions and administrative details (including the lending office) from time to time of the Lenders holding a Transfer Certificate and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Agent shall make the said register available for inspection by any Lender or the Borrower during normal banking hours upon receipt by the Agent of reasonable prior notice requesting the Agent to do so.
15.4.3	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Commitments, the Contributions and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by all parties to this Agreement.
15.5	Transfer fees and expenses
Any Transferor Lender who causes the transfer of all or any part of its rights, benefits and/or obligations under the Security Documents in accordance with the foregoing provisions of this clause 15, must, on each occasion, pay to the Agent a transfer fee of one thousand five hundred Dollars (USD 1,500) and, in addition, be responsible for all other costs and expenses (including, but not limited to, legal fees and expenses) associated therewith and all value added tax thereon, as well as those of the Agent (in addition to its fee as aforesaid) in connection with such transfer. Such fees, costs or expenses shall in no circumstances be for the account of any Security Party.
15.6	Documenting transfers
If any Lender assigns all or any part of its rights or transfers all or any part of its rights, benefits and/or obligations as provided in clause 15.3, the Borrower undertakes, immediately on being requested to do so by the Agent and at the sole cost of the Transferor Lender, to enter into, and procure that the other Security Parties shall (at the cost of the Transferor Lender) enter into, such documents as may be necessary or desirable to transfer to the Transferee Lender all or the relevant part of such Lender’s interest in the Security Documents and all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Transferor Lender and/or its Transferee Lender (as the case may be) to the extent of their respective interests.

15.7	Sub-Participation
A Lender may, following consultation with the Corporate Guarantor but without the need to obtain its consent, sub-participate all or any part of its rights and/or obligations under the Security Documents at its own expense without the consent of, consultation with or notice to, any Security Party.
15.8	Lending office
Each Lender shall lend through its office at the address specified in Schedule 1 or, as the case may be, in any relevant Transfer Certificate or through any other office of such Lender selected from time to time by it through which such Lender wishes to lend for the purposes of this Agreement.  If the office through which a Lender is lending is changed pursuant to this clause 15.8, such Lender shall notify the Agent promptly of such change and the Agent shall notify the Borrower, the Security Trustee, the Agent and the other Lenders.
15.9	Securitisation
The Agent or a Lender may include all or any part of the Loan in a securitisation or similar transaction following consultation with the Corporate Guarantor but without the need to obtain its consent. The Borrower will (and will procure that the Corporate Guarantor will) reasonably assist the Lenders as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrower shall not be required to bear any third party costs related to any such securitisation.
15.10	Disclosure of information
The Borrower hereby does, and shall procure that the Corporate Guarantor does, irrevocably authorise each Bank to give, divulge and reveal from time to time information and details relating to their accounts, the Vessel, the Security Documents, the Loan, the Commitments and any agreement entered into by the Borrower and/or Security Party or information provided by the Borrower or Security Party in connection with the Security Documents to:
(i)	any private, public, or internationally recognised authorities and governmental institutions or regulatory authorities that are entitled to and have requested to obtain such information,
(ii)	the Banks’ respective head offices, holding companies, subsidiaries, branches and affiliates and professional advisors,
(iii)	any other parties to the Security Documents,
(iv)	a rating agency or their professional advisors,
(v)	any national or international numbering service provider,
(vi)	any person with whom such Bank proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment or Contribution, and
(vii)	any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangements or other transaction in relation to the Loan, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitisation or similar transaction or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Bank’s rights and obligations or in order to comply with any applicable laws or governmental requirements.

15.11	Publication
The Agent and the Lenders may, at their own expense and with the prior consent of the Borrowers and/or the Corporate Guarantor, publish information in relation to this Agreement and the transaction herein set out in any internal or external publication for the purpose of, inter alia, preparing league table or company presentations, and in that regard may use the names and any logo or trademark of the Borrowers and/or the Corporate Guarantor, number and type of the Vessel, amount of the Loan and the role of the Agent and the Lenders.
16	AGENT AND SECURITY TRUSTEE
16.1	Appointment of the Agent
Each Lender and the Swap Bank irrevocably appoints the Agent as its agent for the purposes of this Agreement and such of the Security Documents to which it may be appropriate for the Agent to be party. Accordingly each of the Lenders and the Swap Bank hereby authorise the Agent:
16.1.1	to execute such documents as may be approved by the Majority Lenders for execution by the Agent; and
16.1.2	(whether or not by or through employees or agents) to take such action on such Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by any Security Document, together with such powers and discretions as are reasonably incidental thereto.
16.2	Agent’s actions
Any action taken by the Agent under or in relation to any of the  Security Documents whether with requisite authority or on the basis of appropriate instructions received from the Majority Lenders (or as otherwise duly authorised) shall be binding on all the Banks.
16.3	Agent’s duties
16.3.1	The Agent shall promptly notify each Lender of the contents of each notice, certificate or other document received by it from the Borrower under or pursuant to clauses 8.1.1, 8.1.6, 8.1.9, 8.1.10, 8.1.12 and 8.1.16; and
16.3.2	The Agent shall (subject to the other provisions of this clause 16) take (or instruct the Security Trustee to take) such action or, as the case may be, refrain from taking (or authorise the Security Trustee to refrain from taking) such action with respect to the exercise of any of its rights, remedies, powers and discretions as agent, as the Majority Lenders may direct.
16.4	Security Trustee’s and Agent’s rights
The Security Trustee and the Agent may:

16.4.1	in the exercise of any right, remedy, power or discretion in relation to any matter, or in any context, not expressly provided for by this Agreement or any of the other Security Documents, act or, as the case may be, refrain from acting (or authorise the Security Trustee to act or refrain from acting) in accordance with the instructions of the Lenders, and shall be fully protected in so doing;

16.4.2	unless and until it has received directions from the Majority Lenders, take such action or, as the case may be, refrain from taking such action (or authorise the Security Trustee to take or refrain from taking such action) in respect of a Default of which the Agent has actual knowledge as it shall consider advisable in the best interests of the Lenders (but shall not be obliged to do so);
16.4.3	refrain from acting (or authorise the Security Trustee to refrain from acting) in accordance with any instructions of the Lenders to institute any Proceedings arising out of or in connection with any of the Security Documents until it and/or the Security Trustee has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees) which it would or might incur as a result;
16.4.4	deem and treat (i) each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of this Agreement unless and until a notice shall have been filed with the Agent pursuant to clause 15.3 and shall have become effective, and (ii) the office set opposite the name of each of the Lenders in Schedule 1 as its lending office unless and until a written notice of change of lending office shall have been received by the Agent and the Agent may act upon any such notice unless and until the same is superseded by a further such notice;
16.4.5	rely as to matters of fact which might reasonably be expected to be within the knowledge of any Security Party upon a certificate signed by any director or officer of the relevant Security Party on behalf of the relevant Security Party; and
16.4.6	do anything which is in its opinion necessary or desirable to comply with any law or regulation in any jurisdiction.
16.5	No Liability of Agent
None of the Security Trustee, the Agent nor any of their respective employees and agents shall:
16.5.1	be obliged to make any enquiry as to the use of any of the proceeds of the Loan unless (in the case of the Agent) so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request to the Borrower; or
16.5.2	be obliged to make any enquiry as to any breach or default by the Borrower or any other Security Party in the performance or observance of any of the provisions of the Security Documents or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Bank, in which case the Agent shall promptly notify the Banks of the relevant event or circumstance; or
16.5.3	be obliged to enquire whether or not any representation or warranty made by the Borrower or any other Security Party pursuant to this Agreement or any of the other Security Documents is true; or
16.5.4	be obliged to do anything (including, without limitation, disclosing any document or information) which would, or might in its opinion, be contrary to any law or regulation or be a breach of any duty of confidentiality or otherwise be actionable or render it liable to any person; or

16.5.5	be obliged to account to any Lender for any sum or the profit element of any sum received by it for its own account; or
16.5.6	be obliged to institute any Proceedings arising out of or in connection with any of the Security Documents other than on the instructions of the Majority Lenders; or
16.5.7	be liable to any Lender for any action taken or omitted under or in connection with any of the Security Documents unless caused by its gross negligence or wilful misconduct.
For the purposes of this clause 16, none of the Security Trustee or the Agent shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the agency or loan administration department of the Security Trustee or the Agent or the person for the time being acting as the Security Trustee or the Agent may become aware in the context of corporate finance, advisory or lending activities from time to time undertaken by the Security Trustee or the Agent or, as the case may be, the Security Trustee or Agent for any Security Party or any other person which may be a trade competitor of any Security Party or may otherwise have commercial interests similar to those of any Security Party.
16.6	Non –reliance on Security Trustee, Agent
Each Lender and the Swap Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the  Security Trustee or the Agent to induce it to enter into any of the Security Documents and that it has made and will continue to make, without reliance on the Security Trustee or the Agent and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Security Parties and its own independent investigation of the financial condition, prospects and affairs of the Security Parties in connection with the making and continuation of such Lender’s Commitment or Contribution under this Agreement.  Neither of the Security Trustee and the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the Swap Bank with any credit or other information with respect to any Security Party whether coming into its possession before the making of the Loan or at any time or times thereafter other than as provided in clause 16.3.1.
16.7	No responsibility on the Security Trustee, Agent for Borrower’s performance
Neither of the  Security Trustee or the Agent shall have any responsibility or liability to any Lender or the Swap Bank:
16.7.1	on account of the failure of any Security Party to perform its obligations under any of the Security Documents; or
16.7.2	for the financial condition of any Security Party; or
16.7.3	for the completeness or accuracy of any statements, representations or warranties in any of the Security Documents or any document delivered under any of the Security Documents; or
16.7.4	for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of any of the Security Documents or of any certificate, report or other document executed or delivered under any of the Security Documents; or

16.7.5	to investigate or make any enquiry into the title of the Borrower or any other Security Party to the Vessel or any other security or any part thereof; or

16.7.6	for the failure to register any of the Security Documents with any official or regulatory body or office or elsewhere; or
16.7.7	for taking or omitting to take any other action under or in relation to any of the Security Documents or any aspect of any of the Security Documents; or
16.7.8	on account of the failure of the Security Trustee to perform or discharge any of its duties or obligations under the Security Documents; or
16.7.9	otherwise in connection with the Security Documents or their negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Lenders.
16.8	Reliance on documents and professional advice
Each of the Security Trustee and the Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it (including those in the Security Trustee’s or Agent’s employment).
16.9	Other dealings
Each of the Security Trustee and the Agent may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or other business with, and provide advisory or other services to, any Security Party or any company in the same group of companies as such Security Party or any of the Lenders as if it were not the  Security Trustee or the Agent.
16.10	Rights of Agent as Lender; no partnership
With respect to its own Commitment and Contribution (if any) the  Security Trustee and the Agent shall have the same rights and powers under the Security Documents as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Lenders” shall, unless the context clearly otherwise indicates, include the  Security Trustee and the Agent in their respective individual capacity as a Lender. This Agreement shall not be construed so as to constitute a partnership between the parties or any of them.
16.11	Amendments and waivers
16.11.1	Subject to clause 16.11, the Security Trustee and/or the Agent (as the case may be) may, with the consent of the Majority Lenders (or if and to the extent expressly authorised by the other provisions of any of the Security Documents) and, if so instructed by the Majority Lenders, shall:
(a)	agree (or authorise the Security Trustee to agree) amendments or modifications to any of the Security Documents with the Borrower and/or any other Security Party; and/or

(b)
vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any of the other Security Documents by the Borrower and/or any other Security Party (or authorise the Security Trustee to do so). Any such action so authorised and effected by the Agent shall be documented in such manner as the  Security Trustee and/or the Agent (as the case may be) shall (with the approval of the Majority Lenders) determine, shall be promptly notified to the Lenders by the  Security Trustee and/or the Agent (as the case may be) and (without prejudice to the generality of clause 16.2) shall be binding on the Lenders.

16.11.2	Except with the prior written consent of the Lenders, the Security Trustee and the Agent shall have no authority on behalf of the Lenders to agree (or authorise the Security Trustee to agree) with the Borrower and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Trustee to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Trustee to vary or excuse) performance of or under any of the Security Documents by the Borrower and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to:
(a)	reduce the Margin, postpone the due date or reduce the amount of any payment of principal, interest or other amount payable by any Security Party under any of the Security Documents;
(b)	change the currency in which any amount is payable by any Security Party under any of the Security Documents;
(c)	increase any Lender’s Commitment;
(d)	extend any Maturity Date;
(e)	change any provision of any of the Security Documents which expressly or impliedly requires the approval or consent of all the Lenders such that the relevant approval or consent may be given otherwise than with the sanction of all the Lenders;
(f)	change the order of distribution under clauses 6.10 and 13.1;
(g)	change this clause 16.11;
(h)	change the definition of “Majority Lenders” in clause 1.2;
(i)	release any Security Party from the security constituted by any Security Document (except as required by the terms thereof or by law) or change the terms and conditions upon which such security or guarantee may be, or is required to be, released;
(j)	result in a FATCA Deduction, unless the Agent has given the Lenders ten Banking Days prior notice or each Lender is a FATCA Protected Lender. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Borrower provided that:

(i)	if the Agent or a Lender reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Agent or that Lender (as the case may be) notifies the Company and the Agent accordingly, that amendment or waiver may, subject to paragraph (ii) below, not be effected without the consent of the Agent or that Lender (as the case may be); and

(ii)	the consent of a Lender shall not be required pursuant to paragraph (i) above if that Lender is a FATCA Protected Lender.
16.11.3	Except with the prior written consent of the Swap Bank, the Security Trustee and the Agent shall have no authority on behalf of the Lenders to agree (or authorise the Security Trustee to agree) with the Borrower and/or any other Security Party any amendment or modification to any of the Security Documents or to grant (or authorise the Security Trustee to grant) waivers in respect of breaches or defaults or to vary or excuse (or authorise the Security Trustee to vary or excuse) performance of or under any of the Security Documents by the Borrower and/or any other Security Party, if the effect of such amendment, modification, waiver or excuse would be to materially and adversely affect the rights or interest of the Swap Bank under the Master Agreement.
16.12	Reimbursement and indemnity by Lenders
Each Lender shall reimburse the  Security Trustee and the Agent (rateably in accordance with such Lender’s Commitment or, after the Loan has been drawn, its Contribution,) to the extent that the Security Trustee or the Agent is not reimbursed by the Borrower, for the costs, charges and expenses incurred by the  Security Trustee or the Agent which are expressed to be payable by the Borrower under clause 5.5 including (in each case), without limitation, the fees and expenses of legal or other professional advisers provided that, if following any payment to the  Security Trustee or the Agent by a Lender under this clause the  Security Trustee or the Agent receives payment from the Borrower in respect of the same costs, fees or expenses, the  Security Trustee or the Agent shall upon receipt thereof reimburse the relevant Lender.  Each Lender must on demand indemnify the  Security Trustee or the Agent (rateably in accordance with such Lender’s  Commitment or, after the Loan has been drawn, its Contribution) against all liabilities, damages, costs and claims whatsoever incurred by the  Security Trustee in connection with any of the Security Documents or the performance of its duties under any of the Security Documents or any action taken or omitted by the  Security Trustee or, as the case may be, the Agent, under any of the Security Documents, unless such liabilities, damages, costs or claims arise from the  Security Trustee’s or as the case may be, the Agent’s own gross negligence or wilful misconduct.
16.13	Retirement of the Agent
16.13.1	The Agent may, having given to the Borrower and each of the Lenders not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as the Agent under this Agreement, provided that no such retirement shall take effect unless there has been appointed by the Lenders as a successor agent, with the prior written consent of the Borrower and the Corporate Guarantor (such consent not to be unreasonably withheld or delayed):
(a)	a company in the same group of companies as the Agent nominated by the Agent,
(b)	a Lender nominated by the Majority Lenders or, failing such a nomination,

(c)	any reputable and experienced bank or financial institution nominated by the retiring Agent.

Any corporation into which the retiring Agent may be merged or converted or any corporation with which the Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the  Agent shall be a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to the  Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party and the Lenders.
16.13.2	If the Majority Lenders, acting reasonably, are of the opinion that the Agent is unable to fulfil its respective obligations under this Agreement in a professional and acceptable manner, then they may require the Agent, by written notice, to resign in accordance with clause 16.13.1, which the Agent shall promptly do, and the terms of clause 16.13.1 shall apply to the appointment of any substitute Agent, save that the same shall be appointed by the Majority Lenders and not by all of the Lenders.
16.13.3	Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Agent. The retiring Agent shall (at its own expense) provide its successor with copies of such of its records as its successor reasonably requires to carry out its functions under the Security Documents.
16.14	Appointment and retirement of Security Trustee
16.14.1	Appointment
Each of the Banks irrevocably appoints the Security Trustee as its Security Trustee and trustee for the purposes of the Security Documents, in each case on the terms set out in this Agreement. Accordingly, each of the Lenders, the Swap Bank and the Agent hereby authorises the Security Trustee (whether or not by or through employees or agents) to take such action on its behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Security Trustee by this Agreement and/or the Security Documents, together with such powers and discretions as are reasonably incidental thereto.
16.14.2	Retirement
(a)	Without prejudice to clause 16.13, the Security Trustee may, having given to the Borrower and each of the Lenders and the Swap Bank not less than fifteen (15) days’ notice of its intention to do so, retire from its appointment as Security Trustee under this Agreement and any Trust Deed, provided that no such retirement shall take effect unless there has been appointed by the Lenders and the Agent as a successor Security Trustee and trustee, with the prior written consent of the Borrower and the Corporate Guarantor (such consent not to be unreasonably withheld or delayed):

(i)	a company in the same group of companies of the Security Trustee nominated by the Security Trustee which the Lenders hereby irrevocably and unconditionally agree to appoint or, failing such nomination,

(ii)	a Lender or trust corporation nominated by the Majority Lenders or, failing such a nomination,
(iii)	any bank or trust corporation nominated by the retiring Security Trustee, and, in any case, such successor Security Trustee and trustee shall have duly accepted such appointment by delivering to the Agent (i) written confirmation (in a form acceptable to the Agent) of such acceptance agreeing to be bound by this Agreement in the capacity of Security Trustee as if it had been an original party to this Agreement and (ii) a duly executed Trust Deed.
(b)	Any corporation into which the retiring Security Trustee may be merged or converted or any corporation with which the Security Trustee may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Trustee shall be a party shall, to the extent permitted by applicable law, be the successor Security Trustee under this Agreement, any Trust Deed and the other Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Agreement, any Trust Deed and the other Security Documents save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to each Security Party, the Swap Bank and the Lenders.
(c)	If the Majority Lenders, acting reasonably, are of the opinion that the Security Trustee or Agent is unable to fulfil its respective obligations under this Agreement in a professional and acceptable manner, then they may require the Security Trustee or Agent, by written notice, to resign in accordance with clause 16.14.2(a), which the Agent shall promptly do, and the terms of clause 16.14.2(a) shall apply to the appointment of any substitute Security Trustee, save that the same shall be appointed by the Majority Lenders and not by all of the Lenders.
(d)	Upon any such successor as aforesaid being appointed, the retiring Security Trustee shall be discharged from any further obligation under the Security Documents (but shall continue to have the benefit of this clause 16 in respect of any action it has taken or refrained from taking prior to such discharge) and its successor and each of the other parties to this Agreement shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement in place of the retiring Security Trustee. The retiring Security Trustee shall (at its own expense) provide its successor with copies of such of its records as its successor requires to carry out its functions under the Security Documents.
16.15	Powers and duties of the Security Trustee
16.15.1	The Security Trustee shall have no duties, obligations or liabilities to any of the Lenders and the Agent beyond those expressly stated in any of the Security Documents. Each of the Agent, the Swap Bank and the Lenders hereby authorises the Security Trustee to enter into and execute:
(a)	each of the Security Documents to which the Security Trustee is or is intended to be a party; and

(b)	any and all such other Security Documents as may be approved by the Agent in writing (acting on the instructions of the Majority Lenders) for entry into by the Security Trustee, and, in each and every case, to hold any and all security thereby created upon trust for the Lenders, the Swap Bank and the Agent for the time being in the manner contemplated by this Agreement.

16.15.2	Subject to clause 16.15.3 the Security Trustee may, with the prior consent of the Majority Lenders communicated in writing by the Agent, concur with any of the Security Parties to:
(a)	amend, modify or otherwise vary any provision of the Security Documents to which the Security Trustee is or is intended to be a party; or
(b)	waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Security Documents to which the Security Trustee is or is intended to be a party; or
(c)	give any consents to any Security Party in respect of any provision of any Security Document
Any such action so authorised and effected by the Security Trustee shall be promptly notified to the Lenders, the Swap Bank and the Agent by the Security Trustee and shall be binding on the other Banks.
16.15.3	The Security Trustee shall not concur with any Security Party with respect to any of the matters described in clause 16.11.2 without the consent of the Lenders communicated in writing by the Agent.
16.15.4	The Security Trustee shall (subject to the other provisions of this clause 16) take such action or, as the case may be, refrain from taking such action, with respect to any of its rights, powers and discretions as Security Trustee and trustee, as the Agent may direct. Subject as provided in the foregoing provisions of this clause, unless and until the Security Trustee has received such instructions from the Agent, the Security Trustee may, but shall not be obliged to, take (or refrain from taking) such action under or pursuant to the Security Documents referred to in clause 16.14 as the Security Trustee shall deem advisable in the best interests of the Banks provided that (for the avoidance of doubt), to the extent that this clause might otherwise be construed as authorising the Security Trustee to take, or refrain from taking, any action of the nature referred to in clause 16.15.2 - and for which the prior consent of the Lenders is expressly required under clause 16.15.3 - clauses 16.15.2 and 16.15.3 shall apply to the exclusion of this clause.
16.15.5	None of the Lenders, the Swap Bank nor the Agent shall have any independent power to enforce any of the Security Documents referred to in clause 16.14 or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or any of them or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents or any of them except through the Security Trustee.
16.15.6	For the purpose of this clause 16, the Security Trustee may, rely and act in reliance upon any information from time to time furnished to the Security Trustee by the Agent (whether pursuant to clause 16.15.7 or otherwise) unless and until the same is superseded by further such information, so that the Security Trustee shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Trustee has actual knowledge that such information is inaccurate or incorrect.

16.15.7	Without prejudice to the foregoing each of the Agent, the Swap Bank and the Lenders (whether directly or through the Agent) shall provide the Security Trustee with such written information as it may require for the purpose of carrying out its duties and obligations under the Security Documents referred to in clause 16.14.
16.16	Trust provisions
16.16.1	The trusts constituted or evidenced in or by this Agreement and the Trust Deed shall remain in full force and effect until whichever is the earlier of:
(a)	the expiration of a period of eighty (80) years from the date of this Agreement; and
(b)	receipt by the Security Trustee of confirmation in writing by the Agent that there is no longer outstanding any Indebtedness (actual or contingent) which is secured or guaranteed or otherwise assured by or under any of the Security Documents, and the parties to this Agreement declare that the perpetuity period applicable to this Agreement and the trusts declared by the Trust Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of eighty (80) years from the date of this Agreement.
16.16.2	In its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of any of those Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by any of those Security Documents.
16.16.3	It is expressly declared that, in its capacity as trustee in relation to the Security Documents specified in clause 16.14, the Security Trustee shall be entitled to invest moneys forming part of the security and which, in the opinion of the Security Trustee, may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify its investments and the Security Trustee may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments. Any investment of any part or all of the security may, at the discretion of the Security Trustee, be made or retained in the names of nominees.
16.17	Independent action by Banks
None of the Banks shall enforce, exercise any rights, remedies or powers or grant any consents or releases under or pursuant to, or otherwise have a direct recourse to the security and/or guarantees constituted by any of the Security Documents without the prior written consent of the Majority Lenders but, provided such consent has been obtained, it shall not be necessary for any other Bank to be joined as an additional party in any Proceedings for this purpose.
16.18	Common Agent and Security Trustee

The Agent and the Security Trustee have entered into the Security Documents in their separate capacities (a) as agent for the Lenders under and pursuant to this Agreement (in the case of the Agent) and (b) as Security Trustee and trustee for the Lenders, the Swap Bank and the Agent under and pursuant to this Agreement, to hold the guarantees and/or security created by the Security Documents specified in clause 16.14 on the terms set out in such Security Documents (in the case of the Security Trustee). If and when the Agent and the Security Trustee are the same entity and any Security Document provides for the Agent to communicate with or provide instructions to the Security Trustee (and vice versa), all parties to this Agreement agree that any such communications or instructions on such occasions are unnecessary and are hereby waived.

16.19	Co-operation to achieve agreed priorities of application
The Lenders and the Agent shall co-operate with each other and with the Security Trustee and any receiver under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 13.1.
16.20	The Prompt distribution of proceeds
Moneys received by any of the Banks (whether from a receiver or otherwise) pursuant to the exercise of (or otherwise by virtue of the existence of) any rights and powers under or pursuant to any of the Security Documents shall (after providing for all costs, charges, expenses and liabilities and other payments ranking in priority) be paid to the Agent for distribution (in the case of moneys so received by any of the Banks other than the Agent or the Security Trustee) and shall be distributed by the Agent or, as the case may be, the Security Trustee (in the case of moneys so received by the Agent or, as the case may be, the Security Trustee) in each case in accordance with clause 13.1.  The Agent or, as the case may be, the Security Trustee shall make each such application and/or distribution as soon as is practicable after the relevant moneys are received by, or otherwise become available to, the Agent or, as the case may be, the Security Trustee save that (without prejudice to any other provision contained in any of the Security Documents) the Agent or, as the case may be, the Security Trustee (acting on the instructions of the Majority Lenders) or any receiver may credit any moneys received by it to a suspense account for so long and in such manner as the Agent or such receiver may from time to time determine with a view to preserving the rights of the Agent and/or the Security Trustee and/or the Lenders and/or the Swap Bank or any of them to provide for the whole of their respective claims against the Borrower or any other person liable.
16.21	Reconventioning
The Agent shall be entitled to make such amendments to this Agreement as it may determine to be necessary to take account of any changes in market practices as a consequence of the European Monetary Union (whether as to the settlement or rounding of obligations, business days, the calculation of interest or otherwise whatsoever).  So far as possible such amendments shall be such as to put the parties in the same position as if the event or events giving rise to the need to amend this Agreement had not occurred.  Any amendment so made to this Agreement by the Agent shall be promptly notified to the other parties hereto and shall be binding on all parties hereto.
16.22	Exclusivity

Without prejudice to the Borrower’s rights, in certain instances, to give their consent thereunder, clauses 15 and 16 are for the exclusive benefit of the Banks.

17	NOTICES AND OTHER MATTERS
17.1	Notices
17.1.1	unless otherwise specifically provided herein, every notice under or in connection with this Agreement shall be given in English by letter delivered personally and/or sent by post and/or transmitted by fax and/or electronically;
17.1.2	in this clause “notice” includes any demand, consent, authorisation, approval, instruction, certificate, request, waiver or other communication.
17.2	Addresses for communications, effective date of notices
17.2.1	Subject to clause 17.2.2, clause 17.2.5 and 17.3 notices to the Borrower shall be deemed to have been given and shall take effect when received in full legible form by the Borrower at the address and/or the fax number appearing below (or at such other address or fax number as the Borrower may hereafter specify for such purpose to the Agent by notice in writing);
Address	c/o Euroseas Ltd. 4 Messogiou & Evropis Street 151 24 Maroussi Greece
Fax no:	+30 211 1804097

Attn:	Anastasios Aslidis / George Kavalis

17.2.2	notwithstanding the provisions of clause 17.2.1 or clause 17.2.5, a notice of Default and/or a notice given pursuant to clause 10.2 or clause 10.3 to the Borrower shall be deemed to have been given and shall take effect when delivered, sent or transmitted by the Banks or any of them to the Borrower to the address or fax number referred to in clause 17.2.1;
17.2.3	subject to clause 17.2.5, notices to the Agent and/or the Security Trustee and/or the Swap Bank shall be deemed to be given, and shall take effect, when received in full legible form by the Agent and/or the Security Trustee at the address and/or the fax number address appearing below (or at any such other address or fax number as the Agent and/or the Security Trustee and/or the Swap Bank (as appropriate) may hereafter specify for such purpose to the Borrower and the other Lenders by notice in writing);
Address	Friedrichswall 10 Hannover 30159 Germany

Fax no:	+49 511 361 4785
Attn:	Ship and Aircraft Finance Department, Christina Winkler
17.2.4	subject to clause 17.2.5 and 17.3, notices to a Lender shall be deemed to be given and shall take effect when received in full legible form by such Lender at its address and/or fax number specified in Schedule 1 or in any relevant Transfer Certificate (or at any other address or fax number as such Lender may hereafter specify for such purpose to the other Banks); and

17.2.5	if under clause 17.2.1 or clause 17.2.3 a notice would be deemed to have been given and effective on a day which is not a working day in the place of receipt or is outside the normal business hours in the place of receipt, the notice shall be deemed to have been given and to have taken effect at the opening of business on the next working day in such place.
17.3	Electronic Communication
17.3.1	Any communication to be made by and/or between the Banks or any of them and the Security Parties or any of them under or in connection with the Security Documents or any of them may be made by electronic mail or other electronic means, if and provided that all such parties:
(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(b)	notify each other of any change to their electronic mail address or any other such information supplied by them.
17.3.2	Any electronic communication made by and/or between the Banks or any of them and the Security Parties or any of them will be effective only when actually received in readable form and, in the case of any electronic communication made by the Borrower or the Lenders to the Agent, only if it is addressed in such manner as the Agent shall specify for this purpose.
17.4	Notices through the Agent
Every notice under this Agreement or (unless otherwise provided therein) any other Security Document to be given by the Borrower to any other party, shall be given to the Agent for onward transmission as appropriate and every notice under this Agreement to be given to the Borrower shall (except as otherwise provided in the Security Documents) be given to the Borrower by the Agent.
18	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it is governed by and shall be construed in accordance with English law.
19	JURISDICTION
19.1	Exclusive Jurisdiction
For the benefit of the Banks, and subject to clause 19.4 below, the Borrower hereby irrevocably agrees that the courts of England shall have exclusive jurisdiction:
19.1.1	to settle any disputes or other matters whatsoever arising under or in connection with this Agreement (or any non-contractual obligations arising out of or in connection with this Agreement) and any disputes or other such matters arising in connection with the negotiation, validity or enforceability of this Agreement or any part thereof, whether the alleged liability shall arise under the laws of England or under the laws of some other country and regardless of whether a particular cause of action may successfully be brought in the English courts; and

19.1.2	to grant interim remedies or other provisional or protective relief.

19.2	Submission and service of process
The Borrower accordingly irrevocably and unconditionally submits to the jurisdiction of the English courts.  Without prejudice to any other mode of service the Borrower:
19.2.1	irrevocably empowers and appoints Hill Dickinson International at present of The Broadgate Tower, 20 Primrose Street, London EC2A 2EW, England as its agent to receive and accept on its behalf any process or other document relating to any proceedings before the English courts in connection with this Agreement;
19.2.2	agrees to maintain such an agent for service of process in England from the date hereof until the end of the Facility Period;
19.2.3	agrees that failure by a process agent to notify the Borrower of service of process will not invalidate the proceedings concerned;
19.2.4	without prejudice to the effectiveness of service of process on its agent under clause 19.2.1 above but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 17.2;
19.2.5	agrees that if the appointment of any person mentioned in clause 19.2.1 ceases to be effective, the Borrower shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within seven (7) days the Agent shall thereupon be entitled and is hereby irrevocably authorised by the Borrower in those circumstances to appoint such person by notice to the Borrower.
19.3	Forum non conveniens and enforcement abroad
The Borrower:
19.3.1	waives any right and agrees not to apply to the English court or other court in any jurisdiction whatsoever to stay or strike out any proceedings commenced in England on the ground that England is an inappropriate forum and/or that Proceedings have been or will be started in any other jurisdiction in connection with any dispute or related matter falling within clause 19.1; and
19.3.2	agrees that a judgment or order of an English court in a dispute or other matter falling within clause 19.1 shall be conclusive and binding on the Borrower and may be enforced against it in the courts of any other jurisdiction.
19.4	Right of Agent, but not Borrower, to bring proceedings in any other jurisdiction
19.4.1	Nothing in this clause 19 limits the right of any Lender to bring Proceedings, including third party proceedings, against the Borrower, or to apply for interim remedies, in connection with this Agreement in any other court and/or concurrently in more than one jurisdiction;
19.4.2	the obtaining by any Lender of judgment in one jurisdiction shall not prevent such Lender from bringing or continuing proceedings in any other jurisdiction, whether or not these shall be founded on the same cause of action.

19.5	Enforceability despite invalidity of Agreement

Without prejudice to the generality of clause 13.9, the jurisdiction agreement contained in this clause 19 shall be severable from the rest of this Agreement and shall remain valid, binding and in full force and shall continue to apply notwithstanding this Agreement or any part thereof being held to be avoided, rescinded, terminated, discharged, frustrated, invalid, unenforceable, illegal and/or otherwise of no effect for any reason.
19.6	Effect in relation to claims by and against non-parties
19.6.1	For the purpose of this clause “Foreign Proceedings” shall mean any Proceedings except proceedings brought or pursued in England arising out of or in connection with (i) or in any way related to any of the Security Documents or any assets subject thereto or (ii) any action of any kind whatsoever taken by any Bank pursuant thereto or which would, if brought by the Borrower against any Bank, have been required to be brought in the English courts;
19.6.2	the Borrower shall not bring or pursue any Foreign Proceedings against any Bank and shall use its best endeavours to prevent persons not party to this Agreement from bringing or pursuing any Foreign Proceedings against any Bank;
19.6.3	If, for any reason whatsoever, any Security Party and/or any person connected howsoever with any Security Party brings or pursues against any Bank any Foreign Proceedings, the Borrower shall indemnify such Bank on demand in respect of any and all claims, losses, damages, demands, causes of action, liabilities, costs and expenses (including, but not limited to, legal costs) of whatsoever nature howsoever arising from or in connection with such Foreign Proceedings which such Bank (or the Agent on its behalf) certifies as having been incurred by it;
the Banks and the Borrower hereby agree and declare that the benefit of this clause 19 shall extend to and may be enforced by any officer, employee, agent or business associate of any of the Banks against whom the Borrower brings a claim in connection howsoever with any of the Security Documents or any assets subject thereto or any action of any kind whatsoever taken by, or on behalf of or for the purported benefit of any Bank pursuant thereto or which, if it were brought against any Bank, would fall within the material scope of clause 19.1.  In those circumstances this clause 19 shall be read and construed as if references to any Bank were references to such officer, employee, agent or business associate, as the case may be.

Schedule 1
The Lenders and their Commitments
Name	Address and fax number	Original Commitment (USD)	Percentage of Total Commitment
NORDDEUTSCHE LANDESBANK GIROZENTRALE	Lending Office Friedrichswall 10 Hannover 30159 Germany Address for Notices Friedrichswall 10 Hannover 30159 Germany Fax no: +49 511 361 4785 Attn: Ship and Aircraft Finance Department, Christina Winkler	USD 16,560,000	100%
	Total Commitment	USD 16,560,000	100%

Schedule 2
Form of Drawdown Notice
To:	Norddeutsche Landesbank Girozentrale Friedrichswall 10 Hannover 30159 Germany (as Agent)

[●]  February 2016
Dear Sirs

Facility agreement dated ____ February 2016 in respect of a loan of USD16,560,000 (the “Loan Agreement”) made between (1) Kamsarmax One Shipping Ltd as Borrower, (2) Norddeutsche Landesbank Girozentrale as Lenders, (3) Norddeutsche Landesbank Girozentrale as Agent and Security Trustee and (4) Norddeutsche Landesbank Girozentrale as Swap Bank.

We refer to the Loan Agreement.  Words and expressions whose meanings are defined therein shall have the same meanings when used herein.
We hereby give you notice that we wish to draw the sum of USD [                                                                                                                                                                          ] in respect of the Loan on [date] and select a first Interest Period in respect of such drawing of 6 months.
The funds should be credited to [name and number of account] with [details (including full name and SWIFT) of bank], via [details (including full name and SWIFT) of bank in New York City].
We confirm that:
(a)            no Default has occurred;
(b)	the representations and warranties contained in clause 7 of the Loan Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(c)	the borrowing to be effected by the drawdown of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise howsoever) to be exceeded;
(d)	there has been no material adverse change in our financial position or in the combined financial position of the Group from that described by us to the Banks or any of them in the negotiation of the Loan Agreement and/or in any documents or statements already delivered to the Agent in connection therewith;
(e)	there are no Required Authorisations; and
(f)	there are no Proceedings.
By
Authorised Signatory
KAMSARMAX ONE SHIPPING LTD

Schedule 3
 Conditions precedent
PART A
(referred to in clause 9.1.1)

(a)	Corporate documents
Certified Copies of all documents which evidence or relate to the constitution of each Security Party and its current corporate existence;
(b)	Corporate authorities
(i)	Certified Copies of resolutions of the directors of each Security Party and, if required by the Agent, shareholders of the Borrower approving such of the Underlying Agreements and the Security Documents to which such Security Party is a party and authorising the execution and delivery thereof and performance of such Security Party’s obligations thereunder, additionally certified by an officer of such Security Party as having been duly passed at duly convened meetings of the directors and shareholders of such Security Party and not having been amended, modified or revoked and being in full force and effect; and
(i)	originals or Certified Copies of any powers of attorney issued by any Security Party pursuant to such resolutions;
(c)	Required Authorisations
A certificate signed by a director/officer/attorney-in-fact of the Borrower (dated no earlier than 5 Banking Days prior to the date of this Agreement) that there are no Required Authorisations or that there are no Required Authorisations except those described in such certificate which have been duly obtained and Certified Copies of which (including any conditions and/or documents ancillary thereto) are appended thereto.
(d)	Certificate of incumbency
a list of directors and officers of each Security Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than 5 Banking Days prior to the date of this Agreement) by an officer of such Security Party to be true, complete and up to date;
(e)	Legal Ownership
evidence acceptable to the Agent confirming the legal ownership and control of the Borrower;
(f)	Security Documents
the Corporate Guarantee, the Master Agreement, the Master Agreement Security Deed and the Shares Pledge duly executed and delivered, together with all documents required to be delivered pursuant thereto;
(g)	Know-your-customer

such information and documentation as the Banks may require in order to satisfy its “Know Your Customer” procedures;

(h)	Marshall Islands opinion
an opinion of Messrs Poles, Tublin, Stratakis & Gonzalez LLP, special legal advisers to the Banks on the laws of the Marshall Islands;
(i)	process agent
a letter from the Security Parties’ agent for receipt of service of proceedings accepting its appointment under each of the other Security Documents in which it is or is to be appointed as the relevant Security Party’s agent;
(j)	Fees
evidence that the structuring fee due under clause 5.2, the administration fee due under clause 5.3 and (if applicable) the cancellation fee due under clause 5.4 have been paid;
(k)	Underlying Documents
a Certified Copy of the Shipbuilding Contract, the MOA and the Required Charter;
PART B
(referred to in Clause 9.1.2)

(a)	Fees and commissions
evidence that any fees and commissions due payable by the Borrower to any of the Banks pursuant to the terms of clause 5.1 or any other provision of the Security Documents have been paid in full;
(b)	Valuation
a satisfactory, in the opinion of the Agent, valuation (at the cost of the Borrower) of the Vessel addressed to the Agent prepared in accordance with clause 8.2.2, dated no more than three weeks prior to the Drawdown Date;
(c)	Equity
satisfactory, in the opinion of the Agent, evidence that the part purchase price not financed by the Loan payable under the MOA (a) prior to the Delivery Date, has been paid to the Seller and (b) on the Delivery Date, has been remitted (i) to the Seller or to the Builder or (ii) into the account number 001 – 1 – 337268 of the Agent with its US correspondent, JP Morgan Chase, for onwards remittance to the Seller or to the Builder, together with the Loan 3 Banking Days prior to the Delivery Date and to be held in a suspense account in the name of the Agent until the Release Date;
PART C
(referred to in Clause 9.1.3)

(a)	the Vessel

documentary evidence that the Vessel:
(i)	Purchase
has been unconditionally delivered by the Builder to, and accepted by, the Seller under the Shipbuilding Contract and delivered by the Seller to, and accepted by, the Borrower under the MOA, and the full purchase price payable under the MOA (in addition to the part to be financed by the Loan) has been duly paid, together with copies of the builder’s certificate issued to the Seller, bill of sale issued by the Builder, protocol of delivery and acceptance signed by the Builder and the Seller, bill of sale issued by the Seller and protocol of delivery and acceptance signed by the Seller and the Borrower;
(ii)	Registration and Encumbrances
is registered in the name of the Borrower through the Registry under the laws and flag of the Flag State and that the Vessel and her Earnings, Insurances and Requisition Compensation are free of Encumbrances except Permitted Encumbrances;
(iii)	Classification
maintains the Classification free of any recommendations, qualifications or conditions of the Classification Society which have not been complied with in accordance with their terms (details of the Classification and Classification Society to be provided as soon as possible prior to the Delivery Date);
(iv)	Insurance
is insured in accordance with the provisions of the Mortgage and all requirements of the Mortgage in respect of such insurance have been complied with (including without limitation, confirmation from the protection and indemnity association or other insurer with which the Vessel is, or is to be, entered for insurance or insured against protection and indemnity risks (including oil pollution risks) that any necessary declarations required by the association or insurer for the removal of any oil pollution exclusion have been made and that any such exclusion does not apply to the Vessel, together with a letter from the Borrower to such protection and indemnity association or other insurer irrevocably instructing the same to provide the Agent with a copy of the Certificate of Entry for the Vessel and any other information relating to the entry of the Vessel with such protection and indemnity association or other insurer), evidence of all insurances described in this paragraph to be provided as soon as possible prior to the Drawdown Date;
(v)	Management
is managed by the Managers;
(iv)	Charter
is, or immediately on delivery will be, employed under the Required Charter made between the Borrower and the Approved Charterer as charterer for a period of four years (plus/minus 30 days in the Approved Charterer’s option) plus one year (plus/minus 30 days in the Approved Charterer’s option) in the Approved Charterer’s option, starting on the Delivery Date, and at a gross daily charterhire of USD14,100 for the first four years and USD14,350 for the optional year;

(b)	Security Documents
the Mortgage, the General Assignment, the Charter Assignment in respect of the Required Charter, the Accounts Pledge duly executed by the Borrower and the Manager’s Undertakings in respect of the Vessel duly executed and delivered by the Managers and the Shares Pledge duly executed and delivered by the Corporate Guarantor, together with all documents required to be delivered pursuant thereto;
(c)	Mortgage registration
evidence that the Mortgage in respect of the Vessel has been registered against the Vessel through the Registry under the laws and flag of her Flag State;
(d)	Notices of assignment
copies of duly executed notices of assignment required by the terms of the Security Documents relating to the Vessel and in the forms prescribed by such Security Documents;
(e)	Earnings Account/Retention Account/Drydock Reserve Account
evidence satisfactory to the Agent that the Earnings Account, the Retention Account and the Drydock Reserve Account have been duly opened with the Account Bank together with evidence that there is standing to the credit of the Earnings Account at least three hundred thousand Dollars (USD300,000);
(f)	Underlying Documents
certified copies of the Shipbuilding Contract, the MOA, the Management Agreements and the Required Charter in all respects acceptable to the Agent;
(g)	Marshall Islands opinion
an opinion of Messrs Poles, Tublin, Stratakis & Gonzalez LLP, special legal advisers to the Banks on the laws of the Marshall Islands;
(h)	Flag State opinion
an opinion of special legal advisers to the Banks in relation to the Mortgage over the Vessel;
(i)	Further opinions
any such further opinion as may be required by the Agent;
(j)	DOC and Application for SMC
Certified Copies of the DOC, ISSC, (if applicable) IAPP and EIAPP Certificates in respect of the Vessel and a Certified Copy of the SMC therefor and evidence that the Vessel and the Technical Manager are in compliance with the ISM Code and the ISPS Code;
(k)	Insurance opinion

an opinion (to be provided at Borrower’s expense) from Bankserve, on the insurances effected or to be effected in respect of the Vessel upon and following the Delivery Date;

(l)	Fees and commissions
evidence that any fees and commissions due payable by the Borrower to any of the Banks pursuant to the terms of clause 5 or any other provision of the Security Documents have been paid in full.

Schedule 4
Form of Transfer Certificate
(referred to in clause 15.3)

TRANSFER CERTIFICATE
Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions
To:            NORDDEUTSCHE LANDESBANK GIROZENTRALE as Agent on its own behalf and on behalf of the Borrower, the Lenders, the Agent, the Security Trustee and the Swap Bank as defined in the Loan Agreement referred to below.
[Date]
Attention:                          [●]
This certificate (“Transfer Certificate”) relates to a USD16,560,000 term loan credit facility agreement dated  February 2016  (the “Loan Agreement”) made between (1) Kamsarmax One Shipping Ltd as Borrower, (2) Norddeutsche Landesbank Girozentrale as Lenders, (3) Norddeutsche Landesbank Girozentrale as Agent and Security Trustee and (4) Norddeutsche Landesbank Girozentrale as Swap Bank. Words and expressions defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used in this Certificate.
In this Certificate:
the “Transferor” means [full name] of [lending office]; and
the “Transferee” means [full name] of [lending office].
1.	The Transferor with full title guarantee assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as a Lender under or by virtue of the Loan Agreement and all the other Security Documents in relation to [●] per centum ([●]%) of the [Contribution] [Commitment] of the Transferor (or its predecessors in title).
2.	By virtue of this Transfer Certificate and clause 15 of the Loan Agreement, the Transferor is discharged [entirely from its [Contribution] [Commitment] in respect of the Loan, which amounts to USD [●]] [from [●] per centum ([●]%) of its [Contribution] [Commitment] in respect of the Loan and the Transferee assumes all obligations in respect thereof.
3.	The Transferee hereby requests the Agent (on behalf of itself, the Borrower, the Security Trustee, the Swap Bank and the Lenders) to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of clause 15.3 of the Loan Agreement so as to take effect in accordance with the terms thereof on [date of transfer].
4.	The Transferee:

4.1	confirms that it has received a copy of the Loan Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

4.2	confirms that it has not relied and will not hereafter rely on the Transferor, the Agent, the Agent, the Lenders or the Security Trustee to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the Security Documents or any such documents or information;
4.3	agrees that it has not relied and will not rely on the Transferor or any of the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower, or any other Security Party (save as otherwise expressly provided therein);
4.4	warrants that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Security Documents; and
4.5	if not already a Lender, appoints (i) the Agent to act as its agent and (ii) the Security Trustee to act as its Security Trustee and trustee, as provided in the Security Documents and agrees to be bound by the terms of all of the Security Documents.
5.            The Transferor:
5.1	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;
5.2	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and
5.3	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.
6.	The Transferee hereby undertakes with the Transferor and each of the other parties to each of the Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.
7.	By execution of this Transfer Certificate on their behalf by the Agent and in reliance upon the representations and warranties of the Transferee, the Borrower and each of the Banks accept the Transferee as a party to the Security Documents with respect to all those rights and/or obligations which by the terms of the Security Documents will be assumed by the Transferee (including without limitation those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent, the Swap Bank, the Agent and the Security Trustee as provided by the Loan Agreement) after delivery of the executed copies of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.
8.	None of the Transferor or the Banks:

8.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Security Documents or any document relating thereto; or
8.2	assumes any responsibility for the financial condition of any Security Party or any party to any such other document or for the performance and observance by any Security Party or any party to any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).
9.	The Transferor and the Transferee each undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.
10.	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to each of the Security Documents.
11.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.
Transferor	Transferee
By:___________________________________________	By:___________________________________________
Dated: ________________________________________	Dated: ________________________________________

Agent
Agreed for and on behalf of itself as Agent, the Borrower, the Security Trustee, the Swap Bank and the Lenders.
[●]

By:___________________________________________
Dated: ________________________________________
NOTE:                          The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor’s interest in the security constituted by the Security Documents in the Transferor’s or Transferee’s jurisdiction.  It is the responsibility of the Transferee to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor’s interest in such security in any such jurisdiction and, if so, to seek appropriate advice and arrange for execution of the same.

The schedule

Contribution:	USD [●]
Commitment:	USD [●]
Portion Transferred:	[●]%

Administrative Details of Transferee
Name of Transferee:
Lending Office:
Contact Person:
(Loan Administration Department)
Telephone:
Telefax No:

Contact Person:
(Credit Administration Department)
Telephone:
Telefax No:

[Account for payments:]

Schedule 5

 Form of Trust Deed
THIS DECLARATION OF TRUST is made by NORDDEUTSCHE LANDESBANK GIROZENTRALE (the “Security Trustee”) on  February 2016 and is supplemental to (and made pursuant to the terms of) a USD16,560,000 facility agreement dated      February 2016 (the “Loan Agreement”) made between (1) Kamsarmax One Shipping Ltd as Borrower, (2) Norddeutsche Landesbank Girozentrale as Lenders, (3) Norddeutsche Landesbank Girozentrale as Agent and Security Trustee and (4) Norddeutsche Landesbank Girozentrale as Swap Bank. Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used in this Deed.
NOW THIS DEED WITNESSETH as follows:
(a)	The Security Trustee hereby acknowledges and declares that, from the date of this Deed, it holds and shall hold the Trust Property on trust from time to time and at all times for the other Banks on the terms and basis set out in the Loan Agreement.
(b)	The declaration and acknowledgement contained in paragraph 1 above shall be irrevocable.
IN WITNESS whereof the Security Trustee has executed this Deed the day and year first above written.
SIGNED, SEALED and DELIVERED	)
as a DEED	)
by	)
for and on behalf of	)	______________________________________
NORDDEUTSCHE LANDESBANK GIROZENTRALE	)	Attorney-in-fact
as Security Trustee	)

Schedule 6
Form of Compliance Certificate

To:	Norddeutsche Landesbank Girozentrale (as Agent)
From:	Euroseas Ltd.

Date [                          ] 200[  ]
Dear Sirs
Loan facility agreement dated [●] February 2016 (the “Loan Agreement”) for a loan of up to USD16,560,000 made between (1) Kamsarmax One Shipping Ltd  as Borrower, (2) Norddeutsche Landesbank Girozentrale as Lender, (3) Norddeutsche Landesbank Girozentrale as Agent and Security Trustee and (4) Norddeutsche Landesbank Girozentrale as Swap Bank.
We refer to the Loan Agreement.  Words and expressions whose meanings are defined in the Loan Agreement shall have the same meanings when used herein.
We hereby confirm that [except as stated below] as at the date hereof to the best of our knowledge and belief after due inquiry:-
1.	all the Borrower’s financial covenants in the Loan Agreement set out in clause 8 are being fully complied with, and, in particular, by reference to the latest audited financial statements, management accounts and all other current relevant information available to us:
(a)	the Net Worth of the Group is USD [ ];
(b)	the Group maintains a market capitalisation of USD[];
(c)	the Total Liabilities are USD [ ] and the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) are USD [ ];
(d)	the Total Liabilities divided by the Total Assets (adjusted for market values of vessels calculated in accordance with Clause 8.2.2) is [ ]%;
(e)	the amount of cash or cash equivalents held in the Earnings Account is $[]; and
(f)	the amount of cash or cash equivalents held in the Drydock Reserve Account is $[ ].
2.	no Default has occurred
3.	the representations set out in clause 7 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all Required Authorisations have been obtained and are in full force and effect.
[State any exceptions/qualifications to the above statements]
Yours faithfully
Euroseas Ltd.
By________________________
Chief Financial Officer: Euroseas Ltd.

Execution Page

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED by STEFANIA KARMIRI	) /s/ Stefania Karmiri
as a deed for and on behalf of	)
KAMSARMAX ONE SHIPPING LTD	)
(as Borrower under and pursuant to	)
a power of attorney dated 28 January 2016))
in the presence of	)
/s/ Ronan le du Ince & Co Akti Miaouli 47-49 Piraeus 185 36 Greece

SIGNED by ROBIN PARRY	)/s/ Robin Parry
for and on behalf of	)
NORDDEUTSCHE LANDESBANK GIROZENTRALE	)
(as a Lender) in the presence of	)
/s/ Ronan le du Ince & Co Akti Miaouli 47-49 Piraeus 185 36 Greece

SIGNED by ROBIN PARRY	)/s/ Robin Parry
for and on behalf of	)
NORDDEUTSCHE LANDESBANK GIROZENTRALE	)
(as Agent and Security Trustee))
in the presence of	)
/s/ Ronan le du Ince & Co Akti Miaouli 47-49 Piraeus 185 36 Greece

SIGNED by ROBIN PARRY	)/s/ Robin Parry
for and on behalf of	)
NORDDEUTSCHE LANDESBANK GIROZENTRALE	)
(as Swap Bank))
in the presence of
/s/ Ronan le du Ince & Co Akti Miaouli 47-49 Piraeus 185 36 Greece